Exhibit 10.1

EXECUTION VERSION

$125,000,000

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of December 30, 2010

among

PACER INTERNATIONAL, INC.

AND EACH OF ITS DOMESTIC SUBSIDIARIES PARTY HERETO,

as Borrowers,

The L/C Issuers Party Hereto,

The Lenders Party Hereto,

and

BANK OF AMERICA, N.A.,

as Administrative Agent and Swing Line Lender

WELLS FARGO CAPITAL FINANCE, LLC,

as

Co-Agent and Joint Bookrunner

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as

Sole Lead Arranger and Joint Bookrunner

(continued)

(continued)

(continued)

SCHEDULES

1.01(a)	Assigned Contracts
1.01(b)	Existing Letters of Credit
1.01(c)	Consolidated EBITDA
2.01	Commitments and Applicable Percentages
5.06	Litigation
5.10	Environmental Matters
5.14	Subsidiaries; Other Equity Investments
5.19	Intellectual Property Matters
5.22	Labor Matters
5.23	Governmental Contracts
6.05	Corporate and Trade Names
6.20	Post-Closing Matters
7.01	Existing Liens
7.02	Existing Investments
7.03	Existing Indebtedness
8.04	Deposit Accounts
8.06(a)	Location of Collateral
11.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Swing Line Loan Notice
C	Note
D	Compliance Certificate
E	Assignment and Assumption
F	[Reserved]
G	[Reserved]
H-1	New York Opinion Matters
H-2	Tennessee Opinion Matters
H-3	Ohio Opinion Matters
H-4	Surface Transportation Board Opinion Matters
H-5	Canada Opinion Matters
I	[Reserved]
J	Reaffirmation Agreement
K	Global Intercompany Note
L	Availability Certificate

v

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This SECOND AMENDED AND RESTATED CREDIT AGREEMENT (“Agreement”) is entered into as of December 30, 2010, among PACER INTERNATIONAL, INC., a Tennessee corporation (“Pacer”) and each of its Domestic Subsidiaries party hereto (collectively, the “Borrowers” and individually, a “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), each L/C Issuer from time to time party hereto and BANK OF AMERICA, N.A., as Administrative Agent and Swing Line Lender.

W I T N E S S E T H:

WHEREAS, pursuant to that certain Credit Agreement, dated as of April 5, 2007, by and among Pacer, the lenders party thereto (the “Initial Lenders”), the letter of credit issuers party thereto and Bank of America, N.A., as Administrative Agent and Swing Line Lender (the “Initial Credit Agreement”), the Initial Lenders extended credit in the form of revolving loans and letters of credit;

WHEREAS, pursuant to that certain Amended and Restated Credit Agreement, dated as of August 28, 2009, by and among Pacer, the lenders party thereto (the “Existing Lenders”), the Existing L/C Issuers party thereto and Bank of America, N.A., as Administrative Agent and Swing Line Lender, the parties thereto amended and restated the Initial Credit Agreement (as so amended to date, the “Existing Credit Agreement”);

WHEREAS, Pacer has requested that the Lenders and the L/C Issuers continue to make available to Pacer and each of the other Borrowers a revolving line of credit for revolving loans and letters of credit in an amount not to exceed $125,000,000, and which extensions of credit the Borrowers will use for the purposes permitted hereunder;

WHEREAS, each of the Borrowers is engaged in an interrelated business enterprise with an identity of interests, and accordingly the financing provided under this Agreement will directly and indirectly benefit each of the Borrowers;

WHEREAS, each Borrower desires that (a) Bank of America in its capacity as L/C Issuer continue the Existing Letters of Credit as Letters of Credit and the Lenders continue the Existing Loans and Existing Commitments as Loans and Commitments hereunder and (b) the L/C Issuers and the Lenders agree to amend and restate the Existing Credit Agreement in its entirety for the purpose of making the amendments reflected herein; and

WHEREAS, the Lenders and the L/C Issuers have agreed to amend and restate the Existing Credit Agreement in its entirety for the purpose of making the amendments reflected herein, which amendment and restatement shall become effective on the Closing Date.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for good and valuable consideration, the receipt of which hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“AAR” means the American Association of Railroads or any successor thereto.

“AAR Rules” means the Code of Car Service Rules/Code of Car Hire Rules contained in AAR Circular OT-10 as promulgated in the Official Railway Equipment Register, as in effect from time to time, or any successor thereto.

“Account” has the meaning specified in the UCC, and includes all rights to payment for goods sold or leased, or for services rendered.

“Account Debtor” means a Person who is obligated under an Account, Chattel Paper or General Intangible.

“Accounts Formula Amount” means (i) 85% of the Value of Eligible Accounts, plus (ii) 85% of the Value of Eligible Earned-But-Unbilled Accounts, up to, in the case of this clause (ii), an aggregate amount not to exceed $20,000,000.

“Acquisition” shall mean any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of in excess of 50% of the Equity Interests of any Person, or otherwise causing any Person to become a Subsidiary, or (b) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) in which a Borrower or a Subsidiary is the surviving Person, or (c) the acquisition of substantially all the assets of, or of a line of business from, another Person.

“Acquisition Projections” means, with respect to any proposed Permitted Acquisition, an updated version of the most recently delivered projections covering the one-year period commencing on the date of such proposed Permitted Acquisition and otherwise prepared in accordance with the projections and based upon historical financial data of a recent date reasonably satisfactory to the Administrative Agent, taking into account such proposed Permitted Acquisition.

“Actual Knowledge” means, with respect to any information or event, that a Responsible Officer of a Borrower has actual knowledge of such information or event.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrowers, the L/C Issuers and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Indemnitees” means the Administrative Agent and its officers, directors, employees, Affiliates, agents and attorneys.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement.

“Allocable Amount” has the meaning specified in Section 2.16(c)(ii).

“Anti-Terrorism Laws” means any laws relating to terrorism or money laundering, including the Patriot Act.

“Applicable Law” means all laws, rules, regulations and governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time, subject to any reallocation pursuant to Section 2.23(a). If the commitment of each Lender to make Loans and the obligation of each L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means (a) with respect to a commitment fee, the following percentages per annum, based on the average Total Outstandings (as a percentage of the Aggregate Commitments):

Average Total Outstandings (as a percentage of the Aggregate Commitments)	Commitment Fee
<33%	0.625%
>33% but <66%	0.500%
>66%	0.375%

and (b) with respect to all other fees and rates of interest, the following percentages per annum, based on the Average Quarterly Availability as a percentage of the Borrowing Base:

Pricing Level	Average Quarterly Availability	Letter of Credit Fee	Eurodollar Rate	Base Rate
I	<30%	3.25%	3.25%	1.50%
II	>30% but <60%	3.00%	3.00%	1.25%
III	>60%	2.75%	2.75%	1.00%

Notwithstanding the foregoing, until June 30, 2011, the Applicable Rate shall be determined as if Pricing Level II were applicable. Thereafter, the Applicable Rate shall be subject to reduction or increase, as applicable and as set forth in the table above, on a quarterly basis according to Average Quarterly Availability. Except as expressly set forth below in this definition, any such increase or reduction in the Applicable Rate provided for herein shall be effective on the first day of each fiscal quarter and shall be based upon the Average Quarterly Availability for the prior fiscal quarter as set forth in the certificate delivered for such prior fiscal quarter pursuant to Section 8.01(c). If the Administrative Agent has not received a certificate from the Borrowers setting forth the Average Quarterly Availability for any fiscal quarter within the time period specified by Section 8.01(c), then the Applicable Rate for any succeeding fiscal quarter shall be determined at Pricing Level I until such time as such certificate is received for such fiscal quarter; provided, however, that nothing herein shall be deemed to prevent the Administrative Agent and Lenders from charging interest at the Default Rate at any time that an Event of Default exists.

Notwithstanding the foregoing, if, the Fixed Charge Coverage Ratio as of the last day of any calendar month (computed for the 12 month period then ending, commencing with the month ending December 31, 2011) as demonstrated in the Compliance Certificate delivered pursuant to Section 6.02(a) for such month, is 1.50 to 1.00 or greater, then the Applicable Rate shall be reduced by 0.25% at each Pricing Level for the next succeeding calendar month; provided that, for the avoidance of doubt, (i) any such reduction shall not apply to any subsequent month unless a subsequent Compliance Certificate is delivered satisfying the above condition and (ii) such reductions shall not be cumulative.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means MLPF&S.

“Assigned Contracts” means as to any Borrower, collectively, all of such Borrower’s rights and remedies under, and all moneys and claims for money due or to become due to such Borrower under those contracts set forth on Schedule 1.01(a), and any and all amendments, supplements, extensions, and renewals thereof including all rights and claims of such Borrower now or hereafter existing: (i) under any insurance, indemnities, warranties, and guarantees provided for or arising out of or in connection with any of the foregoing agreements; (ii) for any damages arising out of or for breach or default under or in connection with any of the foregoing contracts; (iii) to all other amounts from time to time paid or payable under or in connection with any of the foregoing agreements; or (iv) to exercise or enforce any and all covenants, remedies, powers and privileges thereunder.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by the terms of this Agreement), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

“Assignment of Claims Act” means the Federal Assignment of Claims Act (31 U.S.C. Section 3727).

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining minimum required lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Audited Financial Statements” means the audited consolidated balance sheet of Borrowers and Subsidiaries for the Fiscal Year ended December 31, 2009, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year of Borrowers and Subsidiaries, including the notes thereto.

“Availability” means, on any date of determination, the Borrowing Base minus the Total Outstandings, in each case as of such date.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.07, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuers to make L/C Credit Extensions pursuant to Section 9.02.

“Availability Reserve” means the sum (without duplication) of (a) the Bank Product Reserve, (b) the aggregate amount of liabilities secured by Liens upon Collateral that are senior to the Administrative Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); and (c) such additional reserves, in such amounts and with respect to such matters, as the Administrative Agent in its Permitted Discretion may elect to impose from time to time (such reserves established pursuant to this clause (c), collectively, “Reserves”).

“Average Quarterly Availability” means for any fiscal quarter of Pacer, an amount equal to the sum of the actual amount of Availability on each day during such fiscal quarter, as determined by the Administrative Agent, divided by the number of days in such fiscal quarter.

“Bank of America” means Bank of America, N.A. and its successors.

“Bank of America Indemnitees” means Bank of America and its officers, directors, employees, Affiliates, agents and attorneys.

“Bank Product” means any of the following products, services or facilities extended to any Borrower or Subsidiary by a Lender or any of its Affiliates (or by a Lender (or an Affiliate of a Lender) at the time any Bank Product Obligations were incurred but has ceased to be a Lender (or whose Affiliate has ceased to be a Lender) hereunder): (a) FX/Cash Management Products; (b) products under Swap Contracts; and (c) commercial credit card, purchase card and merchant card services; provided, however, that for any of the foregoing to be included as a “Secured Obligation” for purposes of a distribution under Section 9.03, the applicable Secured Party and Loan Party must have previously provided written notice to the Administrative Agent with a copy to the Borrower Agent of (i) the existence of such Bank Product, (ii) the proposed maximum dollar amount of obligations arising thereunder which may be included (below, at or above such level), in the reasonable discretion of the Administrative Agent, as a Bank Product Reserve (“Bank Product Amount”), and (iii) the methodology to be used by such parties in determining the Bank Product Obligations owing from time to time. The Bank Product Amount may be changed from time to time upon written notice to the Administrative Agent by the Secured Party and Loan Party. No Bank Product Amount may be established or increased at any time that a Default or Event of Default exists, or if a reserve in such amount would cause an Overadvance.

“Bank Product Amount” has the meaning specified in the definition of Bank Product.

“Bank Product Obligations” means Indebtedness and other obligations of a Loan Party relating to Bank Products, including, without limitation, (i) the FX/Cash Management Obligations owing to any FX/Cash Management Obligation Providers, and (ii) the Swap Obligations owing to any Swap Obligation Providers.

“Bank Product Reserve” means the aggregate amount of reserves established by the Administrative Agent from time to time in its reasonable discretion in respect of Bank Product Obligations; provided that the amount of Bank Product Reserves at any time with respect to Swap Obligations shall be equal to the sum of all Swap Obligations at such time.

“Bankruptcy Code” means Title 11 of the United States Code, as now and hereafter in effect, or any successor statute.

“Base Rate” means for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the Eurodollar Rate for a 30 day interest period as determined on such day, plus 1.50% and (c) the rate of interest in effect for such day as announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors, including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrowed Money”: with respect to any Loan Party, without duplication, its (a) Indebtedness that (i) arises from the lending of money by any Person to such Loan Party, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business), or (iv) was issued or assumed as full or partial payment for Property; (b) Capital Leases; (c) reimbursement obligations with respect to letters of credit; and (d) guaranties of any Debt of the foregoing types owing by another Person.

“Borrower Agent” has the meaning specified in Section 2.05.

“Borrowers” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Committed Borrowing or a Swing Line Borrowing, as the context may require.

“Borrowing Base” means, on any date of determination, an amount equal to the lesser of (a) the Aggregate Commitments and (b) the sum of the Accounts Formula Amount, plus the Equipment Formula Amount, minus the Availability Reserve, in each case as of such date.

“Borrowing Base Certificate” means a certificate, in form and substance satisfactory to the Administrative Agent, by which Borrowers certify calculation of the Borrowing Base.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Canadian Dollar” and “Can$” shall mean the lawful money of Canada.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries during such period on account of property, plant and equipment or analogous fixed assets that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed (excluding normal replacements and maintenance which are properly charged to current operations).

“Capital Lease” means any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP. Notwithstanding the foregoing and Section 1.03(a), any obligations of a Person under a lease (whether existing now or entered into in the future) that is not (or would not be) a Capital Lease under GAAP as in effect on the Closing Date, shall not be treated as a Capital Lease for any purpose hereunder solely as a result of the adoption of changes in GAAP described in Accounting Standards Codification 840 (or, if any, its successor Accounting Standards Codification).

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuers or Swing Line Lender (as applicable) and the Lenders, as collateral for L/C Obligations, Obligations in respect of Swing Line Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the applicable L/C Issuer or Swing Line Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the applicable L/C Issuer or the Swing Line Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the United States government, maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by a commercial bank organized under the laws of the United States or any state or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition, and (unless issued by a Lender) not subject to offset rights; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank meeting the qualifications specified in clause (b); (d) commercial paper rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within nine months of the date of acquisition; and (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody’s or S&P.

“CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

“Chassis” means the intermodal chassis owned by any Borrower or any other Loan Party, consisting of steel frames with rubber tires and employed in the conduct of such Borrower’s or such other Loan Party’s business to transport containers over highways.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the equity securities of Pacer entitled to vote for members of the board of directors or equivalent governing body of Pacer on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Pacer cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or

(c) all or substantially all of a Borrower’s assets are sold or transferred, other than a sale or transfer to another Borrower.

“Claims” means all liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations, resignation or replacement of Agent, or replacement of any Lender) incurred by or asserted against any Indemnitee in any way relating to (a) any Loans, Letters of Credit, Loan Documents, or the use thereof or transactions relating thereto, (b) any action taken or omitted to be taken by any Indemnitee in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all of the “Pledged Collateral” referred to in the Pledge Agreement, all of the “Collateral” referred to in the Security Agreement and all of the other Property that is or is intended under the terms hereof or of the Collateral Documents to be subject to Liens in favor of the Administrative Agent (for the benefit of the Secured Parties) securing the Secured Obligations.

“Collateral Documents” means, collectively, the Security Agreement, the Pledge Agreement, the Mexican Pledge Agreement, any Control Agreements and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent (for the benefit of the Secured Parties) securing the Secured Obligations.

“Commitment” means, as to each Lender, its obligation to (a) make Committed Loans to the Borrowers pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Committed Loan” has the meaning specified in Section 2.01.

“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated Cash Taxes” means, for any period, for Pacer and its Subsidiaries on a consolidated basis, the aggregate amount of Federal, state, local and foreign income taxes paid in cash for such period; provided that (a) if Pacer or any of its Subsidiaries shall have received any tax refund paid in cash during such period, then Consolidated Cash Taxes for such period shall be reduced by the amount of such tax refund (but not to an amount less than $0) and (b) if Pacer or any of its Subsidiaries shall have received any tax refund paid in cash during such period and all or any portion thereof exceeds the Consolidated Cash Taxes (after giving effect to any reductions pursuant to this definition) for such period, then such excess amount shall reduce the Consolidated Cash Taxes for the next succeeding measurement periods (but not to an amount less than $0) in direct order of occurrence thereof.

“Consolidated EBITDA” means, for any period, for Pacer and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by Pacer and its Subsidiaries for such period, (iii) depreciation and amortization expense, (iv) other non-recurring expenses of Pacer and its Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period or any future period, (v) non-cash charges or expenses related to equity plans or stock option awards in such period, (vi) payroll taxes on exercise of stock options in such period and (vii) non-recurring operational restructuring charges (including downsizing and closures) in the amounts and for the corresponding periods set forth on Schedule 1.01(c) minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits of Pacer and its Subsidiaries for such period and (ii) all non-cash items increasing Consolidated Net Income for such period.

“Consolidated Interest Charges” means, for any period, for Pacer and its Subsidiaries on a consolidated basis, all interest expense in such period determined in accordance with GAAP.

“Consolidated Net Income” means, for any period, for Pacer and its Subsidiaries on a consolidated basis, the net income of Pacer and its Subsidiaries (excluding extraordinary gains and extraordinary losses) for such period determined in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” has the meaning specified in the Security Agreement.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“CWA” means the Clean Water Act (33 U.S.C. §§ 1251 et seq.).

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.23(b), any Lender that, as reasonably determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swing Line Loans, within three Business Days of the date required to be funded by it hereunder, (b) has notified any Borrower or the Administrative Agent that it does not intend to comply with its funding obligations hereunder, has made a public statement that it does not intend to comply with its funding obligations hereunder or its funding obligations generally, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations hereunder, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any Property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” of any currency with respect to any amount of Dollars at any date means the equivalent in such currency of such amount of Dollars, calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Administrative Agent for such other currency at 11:00 a.m., London time, on the date on or as of which such amount is to be determined.

“Domestic Subsidiary” means any direct or indirect Subsidiary that is organized under the laws of the United States or any state thereof, provided that the direct or indirect parent of such Subsidiary is not a Foreign Subsidiary.

“Dominion Account” means any deposit account established by Borrowers at Bank of America or another bank reasonably acceptable to the Administrative Agent, for which the Administrative Agent has a Control Agreement in form and substance reasonably satisfactory to the Administrative Agent.

“Eligible Account” means an Account owing to a Borrower that arises in the Ordinary Course of Business from the sale of goods or rendition of services, that is payable in Dollars or Canadian Dollars, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below. Without limiting the foregoing, no Account shall be an Eligible Account if:

(a) it is unpaid for more than (i) 90 days after the original invoice date, or (ii) in the case of Accounts owing to RF International, Ltd. or Ocean World Lines, Inc. only, more than 120 days after the original invoice date;

(b) 50% or more of the Accounts owing by the Account Debtor are not Eligible Accounts under the foregoing clause;

(c) when aggregated with other Accounts owing by the Account Debtor, it exceeds 10% of the aggregate Eligible Accounts (or such higher percentage as the Administrative Agent may establish for the Account Debtor from time to time);

(d) it does not conform with a covenant or representation herein;

(e) it is owing by a creditor or supplier, or is otherwise subject to an offset, counterclaim, dispute, deduction, discount, recoupment, reserve (including accrued cargo claims), defense, chargeback, credit or allowance (but ineligibility shall be limited to the amount thereof);

(f) an Insolvency Proceeding has been commenced by or against the Account Debtor; or the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, or is not Solvent; or the applicable Borrower is not able to bring suit or enforce remedies against the Account Debtor through judicial process;

(g) the Account Debtor is organized or has its principal offices or assets outside the United States or Canada;

(h) it is owing by a Government Authority, unless the Account Debtor is the United States or any department, agency or instrumentality thereof and the Account has been assigned to Agent in compliance with the Assignment of Claims Act;

(i) it is not subject to a duly perfected, first priority Lien in favor of the Administrative Agent, or is subject to any other Lien;

(j) the goods giving rise to it have not been delivered to and accepted by the Account Debtor, the services giving rise to it have not been accepted by the Account Debtor, or it otherwise does not represent a final sale, including, without limitation, any accounts related to deferred revenue;

(k) it is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment;

(l) its payment has been extended or it arises from a sale on a cash-on-delivery basis;

(m) it arises from a sale to an Affiliate, from a sale on a bill-and-hold, guaranteed sale, sale or return, sale on approval, consignment, or other repurchase or return basis, or from a sale to a Person for personal, family or household purposes;

(n) it represents a progress billing or retainage;

(o) it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof;

(p) it is not yet evidenced by a written invoice or bill; provided that the Railcar Receivables shall constitute Eligible Accounts without a written invoice or bill;

(q) when aggregated with all other Accounts receivable in Canadian Dollars otherwise constituting Eligible Accounts, it exceeds the Dollar Equivalent of $2,000,000;

(r) it is a Railcar Receivable and (i) the Greenbrier Acknowledgement shall not be in full force and effect with respect to such Railcar Receivable and (ii) such Railcar Receivable shall not be payable directly to such Borrower; or

(s) it is deemed ineligible by the Administrative Agent in its Permitted Discretion.

In calculating delinquent portions of Accounts under clauses (a) and (b), credit balances more than 90 days old will be excluded. If any Account at any time ceases to be an Eligible Account (including, without limitation, upon any Disposition thereof as further specified in Section 2.06(d)), such Account shall promptly be excluded from the calculation of Eligible Account.

Notwithstanding the foregoing, the Accounts of any Person acquired pursuant to a Permitted Acquisition shall not be included in Eligible Accounts without the prior written consent of the Administrative Agent and Required Lenders.

“Eligible Assignee” a Person that is (a) a Lender, U.S.-based Affiliate of a Lender or Approved Fund; (b) any other financial institution approved by the Administrative Agent (which approval by Administrative Agent shall not be unreasonably withheld or delayed) and Borrower Agent (which approval by Borrower Agent shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within two Business Days after notice of the proposed assignment), that is organized under the laws of the United States or any state or district thereof, has total assets in excess of $5 billion, extends asset-based lending facilities in its Ordinary Course of Business and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of the Code or any other Applicable Law; and (c) during any Event of Default, any Person acceptable to the Administrative Agent in its discretion.

“Eligible Earned-But-Unbilled Account” means an Account that would constitute an Eligible Account but for the failure to satisfy clause (p) thereof; provided that while such Account shall not yet be evidenced by a written invoice or bill, such Account shall have been earned; and provided further that such Account may constitute an Eligible Earned-But-Unbilled Account only for the period from and after the date such Account was first earned until the date that is 30 days thereafter. Notwithstanding the foregoing, the Accounts of any Person acquired pursuant to a Permitted Acquisition shall not be included in Eligible Earned-But-Unbilled Accounts without the prior written consent of the Administrative Agent and Required Lenders.

“Eligible Equipment” means all Equipment constituting Railcars or Chassis, in each case owned by and used in the operation of the business of any Borrower, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below. Without limiting the foregoing, no Equipment shall be Eligible Equipment if:

(a) it is the subject of a finance or trade credit arrangement between any Borrower as obligor and a third party obligee or it is not owned outright by the applicable Borrower;

(b) it is not subject to the Administrative Agent’s Liens, which are perfected as to such Equipment, or it is subject to any other Lien whatsoever;

(c) without limiting the foregoing clause (b), (i) with respect to any Chassis which is subject to a certificate of title (or other similar) statute under applicable law, the applicable Borrower failed to provide for the Administrative Agent’s Lien to be indicated on such certificate of title (or other relevant registration) or failed to take all other steps necessary or reasonably requested by Administrative Agent in order to provide the Administrative Agent with a first priority perfected security interest in such Chassis under applicable law, in each case within the time periods allowed under the Security Agreement or (ii) with respect to any Railcar, the applicable Borrower failed to execute and deliver to Administrative Agent such Memorandum of Security Agreements (as defined in the Security Agreement) as the Administrative Agent and the Required Lenders may reasonably request, failed to record such Memorandum of Security Agreements with the Surface Transportation Board or failed to take such other action as the Administrative Agent or the Required Lenders may reasonably request, to perfect the Administrative Agent’s security interest in such Rolling Stock (as defined in the Security Agreement);

(d) it is not in good operating condition, is unmerchantable, is defective, is being repaired, or does not meet all standards imposed by any Governmental Authority having regulatory authority over such Equipment, their use or sale;

(e) it is not currently usable or has otherwise suffered an Event of Loss;

(f) (i) it is located outside the United States, Canada or Mexico or (ii) if located in Canada or Mexico, it is not used in the Ordinary Course of Business;

(g) from and after the date that is 45 days after the Closing Date, solely with respect to any Chassis, it is located on leased premises, is located at rail yards, rail ramps or other container terminal operations in each case not owned by any Borrower or is in the possession of a warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person (including, without limitation, any location at which Chassis are stored while not interchanged to or in use by Motor Carriers (as defined in the UIIA) in accordance with the UIIA, which location is not owned by a Borrower), unless either the lessor or such Person has delivered a subordination agreement, access agreement, landlord agreement or other similar agreement in a form acceptable to the Administrative Agent, or an Availability Reserve for rents, handling, removal, storage or other charges has been established for Chassis at that location;

(h) it does not conform with a covenant or representation herein; or

(i) it is deemed ineligible by the Administrative Agent in its Permitted Discretion.

If any Equipment at any time ceases to be Eligible Equipment (including, without limitation, upon any Disposition thereof or upon receipt of insurance proceeds or condemnation awards related thereto as further specified in Sections 2.06(d) and 2.06(f)), such Equipment shall promptly be excluded from the calculation of Eligible Equipment.

Notwithstanding the foregoing, the Railcars and Chassis of any Person acquired pursuant to a Permitted Acquisition (and the Railcars and Chassis otherwise acquired by any Borrower other than Railcars and Chassis acquired in connection with the replacement of damaged Railcars or Chassis if such replacement Railcars and Chassis are (w) used or useful in the operation of the business of the Borrowers, (x) of equal or greater value, (y) acquired with the proceeds of insurance received with respect to such replaced Railcars or Chassis and (z) free of Liens) shall not be included in Eligible Equipment without the prior written consent of the Administrative Agent and Required Lenders.

“Enforcement Action” means any action to enforce any Obligations or Loan Documents or to realize upon any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, or otherwise).

“Environmental Agreement” means each agreement of Borrowers with respect to any Real Estate subject to a Mortgage, pursuant to which Borrowers agree to indemnify and hold harmless the Administrative Agent and Lenders from liability under any Environmental Laws.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems, including without limitation CERCLA, RCRA and CWA.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Notice” means a notice (whether written or oral) from any Governmental Authority or other Person of any noncompliance with, investigation of a violation of, litigation relating to, or fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Environmental Release” means a release as defined in CERCLA or under any other Environmental Law.

“Equipment” of a Person means all of such Person’s now owned and hereafter acquired machinery, equipment, transportation equipment, furniture, furnishings, fixtures, and other tangible personal Property (except Inventory), including embedded software, Railcars, motor vehicles (and Chassis) with respect to which a certificate of title has been issued, aircraft, dies, tools, jigs, molds and office equipment, as well as all of such types of Property leased by such Person and all of the such Person’s rights and interests with respect thereto under such leases (including, without limitation, options to purchase); together with all present and future additions and accessions thereto, replacements therefor, component and auxiliary parts and supplies used or to be used in connection therewith, and all substitutes for any of the foregoing, and all manuals, drawings, instructions, warranties and rights with respect thereto; wherever any of the foregoing is located, but excluding Inventory of such Person.

“Equipment Appraisal” means the most recent appraisal conducted by an independent appraisal firm and delivered pursuant to the definition of “Equipment Formula Amount” or Section 8.03(d).

“Equipment Formula Amount” means:

(a) for the period commencing on the Closing Date and ending on January 31, 2011, the lesser of (i) 85% of the Value of Eligible Equipment as of the Closing Date and (ii) $25,000,000 (such lesser amount being, the “Closing Date Equipment Formula Amount”);

(b) for any calendar month period thereafter that occurs prior to or during the One-Time Adjustment referred to below (commencing February 1, 2011 and on the first Business Day of each calendar month thereafter), the difference between (i) the Closing Date Equipment Formula Amount, minus (ii) the product of (A) the number of months elapsed from and including the calendar month commencing on January 1, 2011, multiplied by (B) 1/84th of the Closing Date Equipment Formula Amount; provided, however, that at any time the Equipment Formula Amount pursuant to this clause (b) is in effect, the Equipment Formula Amount may be increased (such increase being, the “One-Time Adjustment”), at the option of the Borrowers, one time during the term of this Agreement on a date to be mutually agreed by the Borrower Agent and the Administrative Agent to an amount equal to the lesser of (I) 85% of the Value of Eligible Equipment, based on the Equipment Appraisal referred to in clause (x) below and (II) $25,000,000 (such lesser amount being, the “New Equipment Formula Amount”), if (x) the Administrative Agent shall have received an Equipment Appraisal, in form and substance reasonably satisfactory to the Administrative Agent, that has been conducted by an appraiser selected by the Administrative Agent and evidences that the New Equipment Formula Amount is greater than the Equipment Formula Amount then in effect and (y) after giving pro forma effect to the One-Time Adjustment, the Fixed Charge Coverage Ratio as of the last day of the most recently ended 12 month period for which financial statements have been delivered pursuant to Section 6.01 shall be greater than or equal to 1.10 to 1.00; and

(c) for any calendar month period following the One-Time Adjustment (commencing with the first Business Day of each such calendar month), the difference between (i) the New Equipment Formula Amount, minus (ii) the product of (A) the number of months elapsed from and including the calendar month during which the One-Time Adjustment shall have been made, multiplied by (B) 1/84th of the New Equipment Formula Amount.

“Equity Distribution” has the meaning specified in Section 7.06(e).

“Equity Distribution Projections” means, with respect to any proposed Equity Distribution, an updated version of the most recently delivered projections covering the one-year period commencing on the date of such proposed Equity Distribution and otherwise prepared in accordance with the projections and based upon historical financial data of a recent date reasonably satisfactory to the Administrative Agent, taking into account such proposed Equity Distribution.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of any Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate or the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan or Multiemployer Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate; or (i) the termination of a defined benefit type of Foreign Plan or the imposition of liability upon any Loan Party with respect to a defined benefit type of Foreign Plan.

“Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period.

“Eurodollar Rate Loan” means a Committed Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 9.01.

“Event of Loss” means, with respect to any Railcar or Chassis, the occurrence of any of the following events:

(a) total loss or destruction thereof;

(b) theft or disappearance thereof without recovery;

(c) damage rendering such Railcar or Chassis unfit for normal use and, in the judgment of any Borrower, beyond repair at reasonable cost; and

(d) any condemnation, seizure, forced sale or other taking of title to or use of any such Railcar or Chassis.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Subsidiary” means (a) Ocean World Lines Europe GmbH, provided that (i) the net book value of the consolidated assets of such Foreign Subsidiary (measured as of the end of Pacer’s most recent fiscal month end) does not exceed $10,000,000 and (ii) the consolidated operating income of such Foreign Subsidiary (measured as of the end of Pacer’s most recent fiscal month end) does not exceed $500,000; (b) Ocean World Lines (Hong Kong) Ltd., provided that (i) the net book value of the consolidated assets of such Foreign Subsidiary (measured as of the end of Pacer’s most recent fiscal month end) does not exceed $10,000,000 and (ii) the consolidated operating income of such Foreign Subsidiary (measured as of the end of Pacer’s most recent fiscal month end) does not exceed $500,000; (c) any First Tier Foreign Subsidiary of a Loan Party (i) with consolidated assets the net book value of which (measured as of the end of Pacer’s most recent fiscal month end) is less than $500,000 or (ii) that has consolidated revenues (measured as of the end of Pacer’s most recent fiscal month end) of less than $500,000; and (d) any Foreign Subsidiary of a Loan Party (other than a First Tier Foreign Subsidiary). Such determinations shall be made with respect to the Foreign Subsidiaries at the time that the monthly financial statements for Pacer and its Subsidiaries are delivered pursuant to Section 6.01; provided, however, that if a Person becomes a Subsidiary pursuant to or in connection with a Permitted Acquisition, then such determination shall be made as of the date of such Permitted Acquisition, based on the financial statements of such Person for its most recent month end for which financial statements are available (which may be unaudited).

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of a Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes) or similar Taxes, by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which any Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by Borrower Agent under Section 11.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from any Borrower with respect to such withholding tax pursuant to Section 3.01(a).

“Existing Commitments” means “Commitments” as defined in the Existing Credit Agreement.

“Existing Credit Agreement” has the meaning specified in the recitals hereto.

“Existing L/C Issuers” means the “L/C Issuers” as defined in the Existing Credit Agreement.

“Existing Lenders” has the meaning specified in the recitals hereto.

“Existing Letters of Credit” means the standby letters of credit listed on Schedule 1.01(b).

“Existing Loan Documents” means “Loan Documents” as defined in the Existing Credit Agreement.

“Existing Loans” means the “Loans” as defined in the Existing Credit Agreement which are outstanding on the Closing Date immediately prior to the effectiveness of this Agreement.

“Extraordinary Expense” means all costs, expenses or advances that the Administrative Agent may incur during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of a Loan Party, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against the Administrative Agent, any Lender, any Loan Party, any representative of creditors of a Loan Party or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of the Administrative Agent’s Liens with respect to any Collateral), Loan Documents, Letters of Credit or Obligations, including any lender liability or other Claims; (c) the exercise, protection or enforcement of any rights or remedies of the Administrative Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations; and (g) Protective Advances. Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Loan Party or independent contractors in liquidating any Collateral, and travel expenses.

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Loan Party not in the Ordinary Course of Business, including, without limitation, purchase price adjustments, tax refunds, judgments and litigation settlements, pension plan reversions, proceeds of insurance (excluding proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof) and indemnity payments.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement, dated November 29, 2010, by and among the Borrower Agent, the Administrative Agent and MLPF&S.

“First Tier Foreign Subsidiary” means, at any date of determination, each Foreign Subsidiary directly owned by any Borrower or any of its Domestic Subsidiaries.

“Fiscal Year” means the fiscal year of Borrowers and Subsidiaries for accounting and tax purposes, ending on December 31 of each year.

“Fixed Charge Coverage Ratio” means the ratio, determined on a consolidated basis for Pacer and its Subsidiaries for any period, of (a) Consolidated EBITDA for such period minus the sum of (i) Unfinanced Capital Expenditures for such period and (ii) Consolidated Cash Taxes for such period to (b) Fixed Charges for such period; provided, however, that for the purpose of the computations of the Fixed Charge Coverage Ratio (as used herein), if there has occurred an Acquisition during the relevant period, Consolidated EBITDA, Unfinanced Capital Expenditures, Consolidated Cash Taxes, Consolidated Interest Charges and Fixed Charges shall be calculated, at the option of the Borrowers, on a pro forma basis in accordance with (i) the SEC pro forma reporting rules under the Exchange Act and (ii) Regulation S X promulgated under the Securities Act and as interpreted by the staff of the SEC (which pro forma adjustments shall be certified by the chief financial officer of Pacer), as if such Acquisition occurred on the first day of the applicable period. Unless otherwise provided herein, the applicable period for calculating the Fixed Charge Coverage Ratio shall be the most recently ended 12 month period.

“Fixed Charges” means the sum of (i) Consolidated Interest Charges (other than payment-in-kind and any other non-cash items included in Consolidated Interest Charges, including, without limitation, amortization or write-off of fees and original issue discount), (ii) regularly scheduled principal payments on or redemptions or similar acquisitions for value of Borrowed Money (excluding reductions of Availability provided for in the definition of Equipment Formula Amount and repayments of the Loans), and (iii) Equity Distributions.

“FLSA” means the Fair Labor Standards Act of 1938.

“Foreign Lender” any Lender or L/C Issuer that is organized under the laws of a jurisdiction other than the laws of the United States, or any state or district thereof.

“Foreign Plan” means any employee benefit plan or arrangement (a) maintained or contributed to by any Borrower or Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Borrower or Subsidiary.

“Foreign Subsidiary” means any Subsidiary of any Borrower that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations relating to the Letters of Credit issued by such L/C Issuer other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Full Payment” means with respect to any Obligations, (a) the full and indefeasible cash payment thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); (b) if such Obligations are L/C Obligations or inchoate or contingent in nature, Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to the Administrative Agent in its discretion, in the amount of required Cash Collateral); and (c) a release of any Claims of Loan Parties against the Administrative Agent, Lenders and L/C Issuers arising on or before the payment date. No Loans shall be deemed to have been paid in full until all Commitments related to such Loans have expired or been terminated.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“FX/Cash Management Obligation Provider” means any Person making credit extensions to Borrowers or Subsidiaries in respect of any FX/Cash Management Obligations to the extent such Person (i) is a Lender or an Affiliate of a Lender or (ii) is a Person that was a Lender (or an Affiliate of a Lender) at the time any such FX/Cash Management Obligations were incurred but has ceased to be a Lender (or whose Affiliate has ceased to be a Lender) hereunder.

“FX/Cash Management Obligations” means any and all obligations of Borrowers or any of their respective Subsidiaries owing to any Person under any FX/Cash Management Products.

“FX/Cash Management Product” means any agreement to provide foreign exchange or cash management services (including treasury, depository, overdraft, credit or debit card, operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services and other cash management arrangements).

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Global Intercompany Note” means a promissory note substantially in the form of Exhibit K evidencing Indebtedness owed among the Borrowers and their respective Subsidiaries.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Greenbrier Acknowledgement” means an acknowledgement by each of Greenbrier Leasing Company LLC and Brandon Railroad LLC in form and substance reasonably satisfactory to the Administrative Agent.

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease Property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the Ordinary Course of Business, or contingent or inchoate indemnity obligations in effect on the Closing Date or entered into in connection with any Acquisition or disposition of assets or Permitted Acquisitions permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor Payment” has the meaning specified in Section 2.16(c)(ii).

“Guarantors” means, collectively, the Domestic Subsidiaries of Pacer.

“Guaranty” means the Guaranty, dated as of April 5, 2007 (as amended by the Amendment to Guaranty dated as of August 29, 2009), made by the Guarantors in favor of the Administrative Agent, the L/C Issuers, the Lenders and the providers of Bank Products, including without limitation the FX/Cash Management Obligation Providers and the Swap Obligation Providers.

“Guaranty Accession” means the Accession Agreement, substantially in the form of Annex 1 to the Guaranty.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of Property or services (other than (i) trade accounts payable in the Ordinary Course of Business and, in each case, not past due for more than 30 days after the due date thereof and (ii) accrued expenses);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on Property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) Capital Leases and Synthetic Lease Obligations; and

(g) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is Non-Recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Capital Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date. The amount of any Non-Recourse Indebtedness shall be the lesser of (x) the outstanding principal amount thereof and (y) the fair market value of the collateral securing the same on the books of such Person.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” means Agent Indemnitees, Lender Indemnitees, L/C Issuer Indemnitees and Bank of America Indemnitees.

“Information” has the meaning specified in Section 11.07.

“Insolvency Proceeding” means any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under any Debtor Relief Laws; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

“Insurance Assignment” means each collateral assignment of insurance pursuant to which a Loan Party assigns to the Administrative Agent, for the benefit of Secured Parties, such Loan Party’s rights under business interruption or other insurance policies as the Administrative Agent deems appropriate, as security for the Obligations.

“Intercompany Notes” has the meaning specified in Section 7.03(i).

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds one month, the respective dates that fall every month after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the first day of each month and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower Agent in its Committed Loan Notice or such other period that is twelve months or less requested by the Borrower Agent and consented to by all Lenders; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date.

“Intellectual Property” means all intellectual and similar Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.

“Intellectual Property Claim” means any claim or assertion (whether in writing, by suit or otherwise) that a Borrower’s or Subsidiary’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person’s Intellectual Property.

“Inventory” has the meaning specified in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in a Borrower’s business (but excluding Equipment).

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.

For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment. In addition, for purposes of Section 7.02(d) and (l) and Section 7.05(e), an Investment shall include a Disposition of Property.

“Investment Projections” means, with respect to any proposed Investment made pursuant to Section 7.02(l), an updated version of the most recently delivered projections covering the one-year period commencing on the date of such proposed Investment and otherwise prepared in accordance with the projections and based upon historical financial data of a recent date reasonably satisfactory to the Administrative Agent, taking into account such proposed Investment.

“IP Rights” has the meaning specified in Section 5.19.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by any L/C Issuer and any Borrower (or any Subsidiary) or in favor of any L/C Issuer and relating to any Letter of Credit.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Borrowing.

“L/C Conditions” means the following conditions necessary for issuance of a Letter of Credit: (a) each of the conditions set forth in Section 4.02; (b) after giving effect to such issuance, total L/C Obligations do not exceed the Letter of Credit Sublimit, no Overadvance exists and the Total Outstandings do not exceed the Borrowing Base; (c) the expiration date of such Letter of Credit is (i) no more than 365 days from issuance, unless the Required Lenders have approved such expiration date and (ii) no later than the Letter of Credit Expiration Date, unless all the Lenders have approved such expiration date; (d) the Letter of Credit and payments thereunder are denominated in Dollars; and (e) the form of the proposed Letter of Credit is satisfactory to the Administrative Agent and the applicable L/C Issuer in its discretion.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means each of Bank of America and Wells Fargo Capital Finance, LLC (or its designated Affiliate) for purposes of issuing Letters of Credit under Section 2.03 and, with respect to any Existing Letters of Credit, Bank of America, each in its capacity as issuer of Letters of Credit hereunder, and any successor or additional issuer of Letters of Credit hereunder.

“L/C Issuer Indemnitees” means the L/C Issuers and their respective officers, directors, employees, Affiliates, agents and attorneys.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender and each L/C Issuer.

“Lender Indemnitees” means Lenders and their officers, directors, employees, Affiliates, agents and attorneys.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower Agent and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder and shall include the Existing Letters of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” means an amount equal to $40,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

“License” means any license or agreement under which a Loan Party is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real Property, and any Capital Lease or Synthetic Lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Committed Loan, Swing Line Loan, Overadvance Loan or Protective Advance.

“Loan Account” has the meaning specified in Section 2.15.

“Loan Documents” means this Agreement, each Note, each Issuer Document, the Fee Letter, each Collateral Document, the Guaranty, the Reaffirmation Agreement each of the Existing Loan Documents that are reaffirmed by the applicable Loan Parties pursuant to the Reaffirmation Agreement, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.22 of this Agreement and each supplement, accession or joinder to any of the foregoing agreements and documents delivered in accordance with Section 6.12 or otherwise.

“Loan Parties” means, collectively, the Borrowers and each Guarantor.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Main Dominion Account” means a deposit account established by the Borrower Agent at Bank of America, for which the Administrative Agent has a Control Agreement in form and substance reasonably satisfactory to the Administrative Agent.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, Properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of Pacer and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any of the Loan Documents, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party; or (d) a material adverse effect upon the perfection or priority of any Lien granted under any of the Collateral Documents.

“Material Contract” means, with respect to any Person, each contract to which such Person is a party involving aggregate consideration payable to or by such Person of $2,500,000 or more or otherwise material to the business, condition (financial or otherwise), operations, performance, Properties or prospects of such Person.

“Maturity Date” means December 30, 2015; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Mexican Pledge Agreement” means the Pledge Agreement, dated as of June 4, 2007, made by Pacer in favor of the Administrative Agent (for the benefit of the Secured Parties).

“MLPF&S” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, in its capacity as a sole lead arranger and sole book manager.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Mortgage” means each mortgage, deed of trust or deed to secure debt pursuant to which a Borrower grants to the Administrative Agent, for the benefit of Secured Parties, Liens upon the Real Estate owned by such Borrower, as security for the Secured Obligations.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including any Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Proceeds” means, with respect to a Disposition, proceeds (including, when received, any deferred or escrowed payments) received by a Borrower or Subsidiary in cash from such disposition, net of (a) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and sales commissions; (b) amounts applied to repayment of Indebtedness secured by a Lien permitted by Section 7.01 that is senior to the Administrative Agent’s Liens on Collateral sold; (c) transfer or similar taxes; and (d) reserves for indemnities, until such reserves are no longer needed.

“Non-Loan Party” means any Subsidiary of Pacer that is not a Loan Party.

“Non-Recourse Debt” with respect to Pacer or any of its Subsidiaries, means any Indebtedness of such Person to the extent that the recourse of the lender (or of any trustee or analogous person acting on such lender’s behalf) are limited to rights against a particular asset or Property of Pacer or any of its Subsidiaries and do not constitute a general obligation of Pacer or any of its Subsidiaries.

“Note” means a promissory note made by Borrowers in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit C.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Ordinary Course of Business” means the ordinary course of business of Pacer or any of its Subsidiaries, consistent with past practices and undertaken in good faith.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such Person.

“OSHA” means the Occupational Safety and Hazard Act of 1970.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or Property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (i) with respect to Committed Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans and Swing Line Loans, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by any Borrower of Unreimbursed Amounts.

“Overadvance” has the meaning specified in Section 2.08.

“Overadvance Loan” means a Base Rate Loan made when an Overadvance exists or is caused by the funding thereof.

“Pacer” has the meaning specified in the introductory paragraph hereto.

“Participant” has the meaning specified in Section 11.06(d).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

“Payment Item” means each check, draft or other item of payment payable to a Borrower, including those constituting proceeds of any Collateral.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and Multiemployer Plans as set forth in, with respect to plan years ending prior to the effective date of the Pension Protection Act of 2000, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Borrower or any ERISA Affiliate or to which such Borrower or such ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquired Debt” shall mean Indebtedness of a Subsidiary acquired or assumed after the Closing Date and Indebtedness of a Person merged or consolidated with or into Pacer or any of its Subsidiaries after the Closing Date, which Indebtedness in each case existed at the time of such acquisition, merger, consolidation or conversion into a Subsidiary and was not created in contemplation of such event and where such acquisition, merger or consolidation is permitted by this Agreement and any Liens securing such Indebtedness shall be in compliance with Section 7.01(o); provided that no Default or Event of Default shall result from the assumption of such Indebtedness (regardless of principal amount).

“Permitted Acquisition” means any Acquisition that conforms to the following requirements:

(a) the assets, Person, division or line of business to be acquired is a Permitted Business, and such business would not subject the Administrative Agent or any Lender to regulatory or third party approvals in connection with the exercise of its rights and remedies under this Agreement or any other Loan Documents other than approvals applicable to the exercise of such rights and remedies with respect to Borrowers prior to such Acquisition;

(b) all transactions related to such Acquisition shall be consummated in all material respects in accordance with Applicable Law;

(c) such Acquisition may not be an Unfriendly Acquisition;

(d) Borrower Agent shall have given the Administrative Agent and the Lenders at least 10 Business Days’ prior written notice of such Acquisition, which notice shall include a reasonably detailed description thereof;

(e) the conditions in either clause (i) or (ii) set forth immediately below shall have been satisfied:

(i) (A) at the time of such Acquisition and after giving effect thereto, Availability shall exceed the Threshold Amount (Level 1) on a pro forma basis (after giving effect to such Acquisition and all Loans funded in connection therewith) and no Default or Event of Default shall have occurred and be continuing;

(B) the Availability for the one-year period following the date of such Acquisition shall not be projected to be less than the Threshold Amount (Level 1) at any time, as demonstrated in the Acquisition Projections; and

(C) on a pro forma basis, as of the last day of the month most recently ended prior to the consummation of such Acquisition (after giving effect to such Acquisition and all Loans funded in connection therewith as if made on the first day of such period), the Fixed Charge Coverage Ratio shall be at least 1.1 to 1.0;

-or-

(ii) (A) at the time of such Acquisition and after giving effect thereto, Availability shall exceed the Threshold Amount (Level 2) on a pro forma basis (after giving effect to such Acquisition and all Loans funded in connection therewith) and no Default or Event of Default shall have occurred and be continuing; and

(B) the Availability for the one-year period following the date of such Acquisition shall not be projected to be less than the Threshold Amount (Level 2) at any time, as demonstrated in the Acquisition Projections;

(f) concurrently with delivery of the notice referred to in clause (d) above, the Borrowers shall have delivered to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, a certificate of the chief financial officer of Pacer stating that: (i) the applicable conditions set forth in clause (e) above have been satisfied (attaching calculations thereof in detail reasonably satisfactory to the Administrative Agent); (ii) the Acquisition Projections are reasonable estimates of the future financial performance of Borrowers subsequent to the date thereof based upon the historical performance of Borrowers and the Person to be acquired; and (iii) Borrowers have completed or substantially completed their due diligence investigation with respect to the Person to be acquired and such Acquisition, which investigation was conducted in a manner similar to that which would have been conducted by a prudent purchaser of a comparable business and the results of which investigation were delivered to the Administrative Agent and Lenders;

(g) no additional Indebtedness or other liabilities shall be incurred, assumed or otherwise be reflected on a consolidated balance sheet of Borrowers or the Person to be acquired after giving effect to such Acquisition, except (i) Loans made hereunder and (ii) ordinary course trade payables, accrued expenses, other liabilities incurred in the Ordinary Course of Business, and unsecured Indebtedness and Indebtedness secured by Liens permitted under Section 7.01 of the Person to be acquired to the extent no Default or Event of Default shall have occurred and be continuing or would result after giving effect to such Acquisition.

(h) the Person to be acquired shall not have incurred an operating loss for the trailing twelve-month period preceding the date of the Acquisition, as determined based upon such Person’s financial statements for the Fiscal Year most recently ended and its most recent interim financial period completed within 60 days prior to the date of consummation of such Acquisition;

(i) the business and assets to be acquired in such Acquisition shall be free and clear of all Liens (other than the Administrative Agent’s Liens and Liens permitted by Section 7.01);

(j) all actions required to be taken under Section 6.12 with respect to any acquired or newly formed Subsidiary in connection with such Acquisition, shall have been or will be taken in accordance therewith; and

(k) on or prior to the date of such Acquisition, the Administrative Agent and the Lenders shall have received in form and substance reasonably satisfactory to the Administrative Agent, a copy of any executed purchase agreement or similar agreement with respect to such Acquisition.

Notwithstanding the foregoing, the Accounts, Railcars and Chassis of any Person acquired pursuant to a Permitted Acquisition (and the Railcars and Chassis otherwise acquired by any Borrower other than Railcars and Chassis acquired in connection with the replacement of damaged Railcars or Chassis if such replacement Railcars and Chassis are (w) used or useful in the operation of the business of the Borrowers, (x) of equal or greater value, (y) acquired with the proceeds of insurance received with respect to such replaced Railcars or Chassis and (z) free of Liens) shall not be included in Eligible Accounts, Eligible Earned-But-Unbilled Accounts, or Eligible Equipment without the prior written consent of the Administrative Agent and Required Lenders (which consent shall not be unreasonably withheld, conditioned or delayed).

“Permitted Business” shall mean the freight and transportation-related services and related businesses and including, without limitation, trucking (including full truckload and less than truckload trucking services, and dry-van refrigerated, flatbed and specialized heavy haul trucking services), railway shipping, intermodal and other marketing or brokerage services (by rail, truck, air or water), warehousing, freight forwarding, ocean common carrier services, customs brokerage, freight consolidation, deconsolidation, distribution and cross-dock services, cartage and drayage, general consumer and specialized freight services, comprehensive transportation management and services, traffic management, railroad signal project management, rail terminal management and logistics services to coordinate the foregoing services (including integrated freight transportation), and any other business or activities as may be substantially similar, incidental or related thereto, and reasonable extensions of the foregoing.

“Permitted Discretion” means a determination made in Administrative Agent’s commercially reasonable credit judgment exercised in good faith (from the perspective of a secured asset-based lender), based upon its consideration of any factor that it believes (a) could adversely affect the quantity, quality, mix or value of Collateral (including any Applicable Law that inhibits or may reasonably be expected to inhibit collection of an Account), the enforceability or priority of Liens granted under the Collateral Documents, or the amount that the Administrative Agent and Lenders could receive in liquidation of any Collateral; (b) suggests that any collateral report or financial information delivered by any Loan Party is incomplete, inaccurate or misleading in any material respect; (c) materially increases the likelihood of any

Insolvency Proceeding involving a Loan Party; or (d) results in or could reasonably be expected to result in a Default or Event of Default. In exercising such judgment, the Administrative Agent may consider any factors that could increase the credit risk of lending to any Borrower on the security of the Collateral.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by any Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Pledge Accession” means the Accession Agreement, substantially in the form of Annex 2 to the Pledge Agreement.

“Pledge Agreement” means the Pledge Agreement, dated as of April 5, 2007 (as amended by the Amendment to Pledge Agreement dated as of August 29, 2009), and made by each Borrower and each Domestic Subsidiary in favor of the Administrative Agent (for the benefit of the Secured Parties).

“Pledge Supplement” means the Pledge Supplement, substantially in the form of Annex 1 to the Pledge Agreement.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Protective Advances” has the meaning specified in Section 2.09.

“Public Lender” has the meaning specified in Section 6.02.

“Railcar Receivables” means an Account owing to a Borrower that arises in the Ordinary Course of Business under or in connection with agreements associated with car hire settlement managed by the Railroad Clearinghouse, an entity of AAR.

“Railcars” means the intermodal double-stack railcars owned by any Borrower or any other Loan Party and employed in the conduct of such Borrower’s or such other Loan Party’s business.

“RCRA” means the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).

“Reaffirmation Agreement” means the Reaffirmation Agreement, dated as of the date hereof, and made by each Loan Party, substantially in the form of Exhibit J.

“Real Estate” means all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.

“Register” has the meaning specified in Section 11.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Related Real Estate Documents” means with respect to any Real Estate subject to a Mortgage, the following, in form and substance satisfactory to the Administrative Agent and received by the Administrative Agent for review at least 15 days prior to the effective date of the Mortgage: (a) a mortgagee title policy (or binder therefor) covering the Administrative Agent’s interest under the Mortgage, in a form and amount and by an insurer acceptable to the Administrative Agent, which must be fully paid on such effective date; (b) such assignments of leases, estoppel letters, attornment agreements, consents, waivers and releases as the Administrative Agent may require with respect to other Persons having an interest in the Real Estate; (c) a current, as-built survey of the Real Estate, containing a metes-and-bounds property description and flood plain certification, and certified by a licensed surveyor acceptable to the Administrative Agent; (d) flood insurance in an amount, with endorsements and by an insurer acceptable to the Administrative Agent, if the Real Estate is within a flood plain; (e) a current appraisal of the Real Estate, prepared by an appraiser acceptable to the Administrative Agent, and in form and substance satisfactory to Required Lenders; (f) an environmental assessment, prepared by environmental engineers acceptable to the Administrative Agent, and accompanied by such reports, certificates, studies or data as the Administrative Agent may reasonably require, which shall all be in form and substance satisfactory to Required Lenders; and (g) an Environmental Agreement and such other documents, instruments or agreements as the Administrative Agent may reasonably require with respect to any environmental risks regarding the Real Estate.

“Report” has the meaning specified in Section 10.04(c).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, at least two Lenders having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 9.02, Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Reserves” has the meaning specified in the definition of “Availability Reserve”.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interest of any Borrower or any Subsidiary, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to a Borrower’s stockholders, partners or members.

“Royalties” means all royalties, fees, expense reimbursement and other amounts payable by a Borrower under a License.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Obligations” means, collectively, (i) the Obligations and (ii) subject to the proviso in the definition of Bank Products (which shall apply solely for purposes of any distribution under Section 9.03), the Bank Product Obligations.

“Secured Parties” means (i) the Administrative Agent, (ii) the L/C Issuers, (iii) the Swing Line Lender, (iv) the Lenders and (v) subject to Bank Product Obligations being deemed “Secured Obligations” in accordance with the terms of this Agreement, providers of Bank Products, including without limitation the FX/Cash Management Obligation Providers and the Swap Obligation Providers.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Agreement” means the Amended and Restated Security Agreement, dated as of August 29, 2009, and made by each Borrower and each Domestic Subsidiary in favor of the Administrative Agent (for the benefit of the Secured Parties).

“Security Agreement Accession” means an Accession Agreement, substantially in the form of Exhibit A to the Security Agreement.

“Security Agreement Supplement” means the Security Agreement Supplement, substantially in the form of Exhibit B to the Security Agreement.

“Solvent” means, with respect to any Person, that as of the date of determination both (i) (a) the sum of such Person’s debt (including contingent liabilities) does not exceed all of its Property, at a fair valuation; (b) the Person is able to pay the probable liabilities on such Person’s then existing debts as they become absolute and matured; (c) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (d) such Person does not intend to incur, or believe that it will incur, debts beyond its ability to pay such debts as they become due; and (ii) such Person is “solvent” within the meaning given that term and similar terms under Applicable Laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (discounted to present value at rates believed to be reasonable by such Person acting in good faith).

“Subordinated Debt Document” means all agreements, certificates, documents and instruments executed or delivered by any Borrower or any Subsidiary thereof evidencing unsecured Indebtedness of such Borrower or such Subsidiary which has maturities and terms, and which is subordinated to payment of the Secured Obligations in a manner approved in writing by the Administrative Agent and the Required Lenders, and any renewals, modifications, or amendments thereof which are approved in writing by the Administrative Agent and the Required Lenders.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares or securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Borrower.

“Suppressed Availability” means, on any date of determination, the positive amount (if any) by which (a) the sum of the Accounts Formula Amount, plus the Equipment Formula Amount, minus the Availability Reserve exceeds (b) the Aggregate Commitments.

“Surface Transportation Board” means the Surface Transportation Board, an agency of the Federal Government of the United States, and any successor agency thereof.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation Provider” means a Person making credit extensions to Pacer or any of its Subsidiaries in respect of any Swap Obligations to the extent such Person (i) is a Lender or an Affiliate of a Lender or (ii) is a Person that was a Lender (or an Affiliate of a Lender) at the time any such Swap Obligations were incurred but has ceased to be a Lender (or whose Affiliate has ceased to be a Lender) hereunder.

“Swap Obligations” means any and all obligations of Pacer or any of its Subsidiaries owing to any Person under any Swap Contracts.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $12,500,000 and (b) the Aggregate Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Synthetic Lease” means any lease evidencing or resulting in Synthetic Lease Obligations.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of Property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount (EOD)” means $5,000,000.

“Threshold Amount (Level 1)” means the greater of (a) 20% of the Borrowing Base and (b) $23,000,000.

“Threshold Amount (Level 2)” means the greater of (a) 40% of the Borrowing Base and (b) $46,000,000.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Trigger Period (Cash Dominion)” means the period (a) commencing on the day that (i) an Event of Default occurs, or (ii) Availability is less than the greater of (A) 17.5% of the Borrowing Base and (B) $20,000,000; and (b) continuing until, during the preceding 90 consecutive days, no Event of Default has existed and Availability has been greater than the greater of (i) 17.5% of the Borrowing Base and (ii) $20,000,000 at all times; provided that a Trigger Period (Cash Dominion) commencing under clause (a)(ii) may be discontinued no more than two times in any period of 12 consecutive months; and provided, further, that the amount of Availability, as of any date of determination, for purposes of this definition only, may be increased, at Pacer’s election, by an amount equal to the lesser of (I) Suppressed Availability and (II) $5,000,000.

“Trigger Period (Financial Covenant)” means the period (a) commencing on the day that an Event of Default occurs, or Availability is less than the greater of (i) 15% of the Borrowing Base and (ii) $17,500,000; and (b) continuing until, during the preceding 75 consecutive days, no Event of Default has existed and Availability has been greater than the greater of (i) 15% of the Borrowing Base and (ii) $17,500,000 at all times.

“Trigger Period (Inspections)” means the period (a) commencing on the day that an Event of Default occurs, or Availability is less than the greater of (i) 25% of the Borrowing Base and (ii) $28,000,000; and (b) continuing until, during the preceding 75 consecutive days, no Event of Default has existed and Availability has been greater than the greater of (i) 25% of the Borrowing Base and (ii) $28,000,000 at all times.

“Trigger Period (Reporting)” means the period (a) commencing on the day that an Event of Default occurs, or Availability is less than the greater of (i) 17.5% of the Borrowing Base and (ii) $20,000,000; and (b) continuing until, during the preceding 75 consecutive days, no Event of Default has existed and Availability has been greater than the greater of (i) 17.5% of the Borrowing Base and (ii) $20,000,000 amount at all times.

“Type” means, with respect to a Committed Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“UIIA” means that Uniform Intermodal Interchange and Facilities Access Agreement, effective as of April 20, 2009, administered by The Intermodal Association of North America, together with each addendum thereto executed by Pacer Stacktrain, Inc. or Union Pacific Railroad Company and each Motor Carrier party thereto, each in the form delivered to the Administrative Agent prior to the Closing Date, pursuant to which Pacer Stacktrain, Inc. or Union Pacific Railroad Company and each Motor Carrier have agreed additional terms and conditions applicable to the interchange of Chassis to such Motor Carrier by Pacer Stacktrain, Inc or Union Pacific Railroad Company.

“Unfinanced Capital Expenditures” means, for any period, the Capital Expenditures made by Pacer and its Subsidiaries during such period, which Capital Expenditures are not financed from the proceeds of any Indebtedness (other than the Loans).

“Unfriendly Acquisition” means any Acquisition that has not, at the time of the first public announcement of an offer relating thereto, been approved by the board of directors (or other legally recognized governing body) of the Person to be acquired; except that with respect to any Acquisition of a non-U.S. Person, an otherwise friendly Acquisition shall not be deemed to be unfriendly if it is not customary in such jurisdiction to obtain such approval prior to the first public announcement of an offer relating to a friendly Acquisition.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Value” means (a) for Equipment, its net orderly liquidation value, expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent Equipment Appraisal; provided that, other than the one time revaluation contemplated in the definition of Equipment Formula Amount, after calculating any Value giving effect to the most recent Equipment Appraisal, in no event shall the Value attributed to any item of Equipment (or the aggregate Value attributed to all Equipment) be greater than the Value of such item of Equipment (or the aggregate Value attributed to all Equipment) as determined by calculating Value based on the Equipment Appraisal immediately preceding such most recent Equipment Appraisal; and (b) for an Account, its face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other Taxes) that have been or could be claimed by the Account Debtor or any other Person.

“Wholly-Owned Subsidiary” means any Subsidiary of Pacer in which (other than directors’ qualifying shares or other amounts of Equity Interests required to be held other than by Pacer or any Subsidiary by any Applicable Laws) 100% of the Equity Interests at the time as of which any determination is being made is owned, beneficially and of record, by Pacer, or by one or more of the other Wholly-Owned Subsidiaries, or both.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrowers or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04 UCC Terms. As used herein, the following terms have the meanings ascribed to them in the UCC: “Chattel Paper,” “Deposit Account,” “General Intangibles” and “Instrument.”

1.05 Rounding. Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

1.07 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.08 Borrowing Base Calculations. Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise satisfactory to the Administrative Agent (and not necessarily calculated in accordance with GAAP).

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Committed Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Committed Loan”) to each Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Committed Borrowing, (i) the Total Outstandings shall not exceed the Borrowing Base, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s pro rata share of the Borrowing Base. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.06, and reborrow under this Section 2.01. Committed Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein, provided that Loans made on the Closing Date shall be Base Rate Loans.

2.02 Borrowings, Conversions and Continuations of Committed Loans.

(a) Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower Agent’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 1:00 p.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Committed Loans, and (ii) on the requested date of any Borrowing of Base Rate Committed Loans; provided, however, that if any Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 1:00 p.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 1:00 p.m., three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower Agent (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each telephonic notice by the Borrower Agent pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower Agent. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. No more than five (5) Borrowings of Eurodollar Rate Loans may be outstanding at any time, and all Eurodollar Rate Loans having the same length and beginning date of their Interest Periods shall be aggregated together and considered one Borrowing for this purpose. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the applicable Borrower is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower Agent fails to specify a Type of Committed Loan in a Committed Loan Notice or if the Borrower Agent fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the applicable Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Committed Loans and the requested date of the Borrowing specified in such Committed Loan Notice, and if no timely notice of a conversion or continuation is provided by the Borrower Agent, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 2:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), or waiver in accordance with Section 11.01, the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the applicable Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower Agent; provided, however, that if on the date the Committed Loan Notice with respect to such

Borrowing is given by the Borrower Agent, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the applicable Borrower as provided above.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify the Borrower Agent and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower Agent and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Committed Loans.

2.03 Letters of Credit.

(a) The Letter of Credit Commitments.

(i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of Pacer or its Subsidiaries, and to amend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of Pacer or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Outstandings shall not exceed the Borrowing Base, (y) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s pro rata share of the Borrowing Base, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower Agent on behalf of a Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by such Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii) No L/C Issuer shall issue any Letter of Credit if such L/C Issuer receives written notice from a Lender, the Administrative Agent or any Borrower at least one Business Day before issuance of a Letter of Credit that one or more L/C Conditions has not been satisfied. Upon receipt of such notice, no L/C Issuer shall issue any Letter of Credit until such notice is withdrawn in writing by that Lender, the Administrative Agent or that Borrower or until Required Lenders have waived such condition in accordance with this Agreement.

(iii) No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent and such L/C Issuer, such Letter of Credit is in an initial stated amount less than $250,000; or

(D) any Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its sole discretion) with the Borrower Agent or such Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.23(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iv) No L/C Issuer shall amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article X with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article X included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower Agent delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower Agent. Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and such L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as such L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to such L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as such L/C Issuer may require. Additionally, the Borrower Agent shall furnish to such L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer or the Administrative Agent may require. Upon the effectiveness of any issuance, amendment or renewal of a letter of credit that will constitute a Letter of Credit hereunder, the Administrative Agent and the Lenders shall be entitled to assume that such L/C Issuer has obtained such Issuer Documents as it shall have requested, executed by the relevant parties thereto to the extent required thereby.

(ii) Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower Agent and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Unless such L/C Issuer has received written notice from any Lender, the Administrative Agent or any Borrower, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more L/C Conditions (other than the condition set forth in clause (a) of the definition of L/C Conditions) shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date (subject to the satisfaction of the condition set forth in clause (a) of the definition of L/C Conditions on such date), issue a Letter of Credit for the account of the applicable Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the stated amount of such Letter of Credit.

(iii) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Borrower Agent and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Borrower Agent and the Administrative Agent thereof. Not later than 12:00 noon on the date of any payment by an L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the applicable Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If such Borrower fails to so reimburse such L/C Issuer L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, such Borrower shall be deemed to have requested a Committed Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by any L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose subject to the terms hereof) for the account of the applicable L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 2:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the applicable Borrower in such amount. The Administrative Agent shall remit the funds so received to such L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the applicable Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of such L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of such L/C Issuer.

(v) Each Lender’s obligation to make Committed Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, issued by such L/C Issuer as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, the Borrowers or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower Agent of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the applicable Borrower to reimburse such L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to the Administrative Agent for the account of any L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the applicable L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after any L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the applicable Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of any L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Secured Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrowers to reimburse an L/C Issuer for each drawing under each Letter of Credit issued by such L/C Issuer and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that any Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by such L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower or any Subsidiary.

The Borrower Agent shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower Agent’s instructions or other irregularity, the Borrower Agent will promptly notify the applicable L/C Issuer. The applicable Borrower shall be conclusively deemed to have waived any such claim against such L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuers. Each Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, no L/C Issuer shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuers shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct of such Person (determined by a court of competent jurisdiction by final and nonappealable judgment); or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude such Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuers shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the applicable Borrower may have a claim against an L/C Issuer, and such L/C Issuer may be liable to the such Borrower, to the extent, but only to the extent, of any direct, as opposed to indirect, consequential or exemplary, damages suffered by such Borrower which such Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, such L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) [Reserved]

(h) Applicability of ISP. Unless otherwise expressly agreed by the applicable L/C Issuer and the applicable Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each Letter of Credit.

(i) Letter of Credit Fees. Borrowers shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit; provided that any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.23(a)(iv), with the balance of such fee, if any, payable to the L/C Issuer for its own account. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. Letter of Credit Fees shall be (i) due and payable on the first day of each month, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a monthly basis in arrears. If there is any change in the Applicable Rate during any month, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such month that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. Borrowers shall pay directly to each L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued by such L/C Issuer, at a rate equal to 0.25% per annum, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the first day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. In addition, the Borrowers shall pay directly to each L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(l) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrowers shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. Each Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of such Borrower, and that such Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(m) [Reserved]

(n) Reconciliation of Outstanding Letters of Credit. Concurrently with the effectiveness of any change in the face amount (by way of issuance, amendment, modification, whole or partial termination or release thereof or otherwise) or other material terms of the Letters of Credit issued by any L/C Issuer other than Bank of America, each of the Borrowers and the applicable L/C Issuer shall provide to the Administrative Agent with notice of the same. On the last Business Day of each month, each of the Borrower Agent and the L/C Issuers shall provide to the Administrative Agent such information regarding the outstanding Letters of Credit as the Administrative Agent shall reasonably request, in form and substance satisfactory to the Administrative Agent (and in such standard electronic format as the Administrative Agent shall reasonably specify), for purposes of the Administrative Agent’s ongoing tracking and reporting of outstanding Letters of Credit. The Administrative Agent shall maintain a record of all outstanding Letters of Credit based upon information provided by the Borrower Agent and the L/C Issuers pursuant to this Section 2.03(n), and such record of the Administrative Agent shall, absent manifest error, be deemed a correct and conclusive record of all Letters of Credit outstanding from time to time hereunder. Notwithstanding the foregoing, if and to the extent the Administrative Agent determines that there are one or more discrepancies between information provided by the Borrower Agent and any L/C Issuer hereunder, the Administrative Agent will notify the Borrower Agent and such L/C Issuer thereof and shall endeavor to reconcile any such discrepancy.

(o) Notice to Lenders. The Administrative Agent shall provide notice to the Lenders not less frequently than quarterly as to the Letters of Credit outstanding hereunder (and in any event, to an individual Lender from time to time upon the request of such Lender).

2.04 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender may in its sole discretion, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, make loans (each such loan, a “Swing Line Loan”) to the Borrowers from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Committed Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the Borrowing Base, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s pro rata share of the Borrowing Base, and provided, further, that the Borrowers shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.04, prepay under Section 2.06, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan. The Swing Line Lender may require, as a condition to making any Swing Line Loans at any time that a default of any Lender’s obligations to fund under Section 2.04 exists or any such Lender is at such time a Defaulting Lender hereunder, that Cash Collateral or other credit support satisfactory to the Swing Line Lender has been pledged or otherwise provided to the Swing Line Lender in respect of such Defaulting Lender’s participation in such Swing Line Loans or the Swing Lien Lender has otherwise entered into arrangements satisfactory to the Swing Line Lender to eliminate its risk with respect to such Defaulting Lenders.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower Agent’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower Agent. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the applicable Borrower at its office by crediting the account of the applicable Borrower on the books of the Swing Line Lender in immediately available funds.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole discretion may request, on behalf of the applicable Borrower (each Borrower hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Committed Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower Agent with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 2:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the applicable Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Committed Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Lender’s obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the applicable Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Secured Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the applicable Borrower for interest on the Swing Line Loans. Until each Lender funds its Base Rate Committed Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The applicable Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05 Borrower Agent. Each Borrower hereby designates Pacer (“Borrower Agent”) as its representative and agent for all purposes under the Loan Documents, including, without limitation, requests for Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of Borrowing Base and financial reports, receipt and payment of Secured Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with the Administrative Agent, any L/C Issuer or any Lender. Borrower Agent hereby accepts such appointment. The Administrative Agent and Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by Borrower Agent on behalf of any Borrower. The Administrative Agent and Lenders may give any notice or communication with a Borrower hereunder to Borrower Agent on behalf of such Borrower. Each of the Administrative Agent, the L/C Issuers and the Lenders shall have the right, in its discretion, to deal exclusively with Borrower Agent for any or all purposes under the Loan Documents. Each Borrower agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by Borrower Agent shall be binding upon and enforceable against it.

2.06 Prepayments.

(a) The Borrowers may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 12:00 noon (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Committed Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the applicable Borrower (or by the Borrower Agent on its behalf), such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.23, each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages.

(b) The Borrowers may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the applicable Borrower (or by the Borrower Agent on its behalf), such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c) Notwithstanding anything herein to the contrary, but subject to Section 2.08, if for any reason the Total Outstandings at any time exceed the Borrowing Base then in effect, Borrowers shall immediately prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.06(c) unless after the prepayment in full of all outstanding Loans, the Total Outstandings exceed the Borrowing Base then in effect.

(d) Concurrently with any Disposition of Accounts or Railcars or Chassis (other than any Disposition of Accounts or Railcars or Chassis permitted by Section 7.05), (i) 100% of Net Proceeds of such Disposition shall be immediately used to prepay Loans and/or Cash Collateralize the L/C Obligations; provided, however, that Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.06(d) unless after the prepayment in full of all outstanding Loans, the Total Outstandings exceed the Borrowing Base then in effect and (ii) the Account Formula Amount, in the case of a Disposition of Accounts, or the Equipment Formula Amount, in the case of a Disposition of Railcars or Chassis, shall be immediately reduced by an amount equal to the amount, if any, attributed to such Accounts or Railcars or Chassis, as applicable, in the calculation of the Borrowing Base at the time of its Disposition.

(e) Concurrently with the receipt of Net Proceeds from any Extraordinary Receipt, 100% of such Net Proceeds shall be immediately used to prepay Loans and/or Cash Collateralize the L/C Obligations; provided, however, that Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.06(e) unless after the prepayment in full of all outstanding Loans, the Total Outstandings exceed the Borrowing Base then in effect.

(f) Concurrently with the receipt of any proceeds of insurance (other than proceeds from workers’ compensation or D&O insurance or property insurance on any leased equipment other than equipment leased pursuant to a Capital Lease or Synthetic Lease) or condemnation awards paid in respect of any Railcars or Chassis, (i) 100% of such proceeds or awards shall be immediately used to prepay Loans and/or Cash Collateralize the L/C Obligations; provided, however, that Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.06(f) unless after the prepayment in full of all outstanding Loans, the Total Outstandings exceed the Borrowing Base then in effect and (ii) the Equipment Formula Amount shall be immediately reduced by an amount equal to the amount, if any, attributed to such Railcars or Chassis in the calculation of the Borrowing Base at the time of the receipt of such proceeds.

(g) Notwithstanding anything herein to the contrary, during any Trigger Period (Cash Dominion), concurrently with the receipt of any Net Proceeds from any Disposition of Collateral, any Extraordinary Receipt or receipt of any proceeds of insurance (other than proceeds from workers’ compensation or D&O insurance or property insurance on any leased equipment other than equipment leased pursuant to a Capital Lease or Synthetic Lease) or condemnation awards paid in respect of any Collateral, 100% of such proceeds shall be immediately deposited into the a Dominion Account at Bank of America and used to prepay Loans and/or Cash Collateralize L/C Obligations.

(h) Neither the Commitments nor the Letter of Credit Sublimit shall be permanently reduced by the amount of any prepayments made pursuant to Sections 2.06(a) through (g).

2.07 Termination or Reduction of Commitments. The Borrowers may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (a) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (b) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (c) the Borrowers shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Borrowing Base, and (d) if, after giving effect to any reduction of the Aggregate Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Commitments, such Sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.08 Overadvances. If the Total Outstandings exceed the Borrowing Base (“Overadvance”) at any time, the excess amount shall be payable by Borrowers on demand by the Administrative Agent, but all such Loans shall nevertheless constitute Secured Obligations secured by the Collateral and entitled to all benefits of the Loan Documents. Unless its authority has been revoked in writing by Required Lenders, the Administrative Agent may require Lenders to honor requests for Overadvance Loans and to forbear from requiring Borrowers to cure an Overadvance, when no other Event of Default is known to the Administrative Agent, as long as (i) the Overadvance does not continue for more than 30 consecutive days (and no Overadvance may exist for at least five consecutive days thereafter before further Overadvance Loans are required), and (ii) the Overadvance is not known by the Administrative Agent to exceed the greater of (x) $5,000,000 and (y) 5.0% of the Aggregate Commitments. In no event shall Overadvance Loans be required that would cause the outstanding Loans and L/C Obligations to exceed the Aggregate Commitments. Any funding of an Overadvance Loan or sufferance of an Overadvance shall not constitute a waiver by the Administrative Agent or Lenders of the Event of Default caused thereby. In no event shall any Borrower or other Loan Party be deemed a beneficiary of this Section nor authorized to enforce any of its terms.

2.09 Protective Advances. The Administrative Agent shall be authorized, in its discretion, at any time that any conditions in Article IV are not satisfied, and without regard to the Aggregate Commitments, to make Base Rate Loans (“Protective Advances”) (a) up to an aggregate amount equal to $10,000,000 less the amount of any Overadvances outstanding at such time, if the Administrative Agent deems such Loans necessary or desirable to preserve or protect Collateral, or to enhance the collectibility or repayment of Secured Obligations; or (b) to pay any other amounts chargeable to Loan Parties under any Loan Documents, including costs, fees and expenses. Each Lender shall participate in each Protective Advance on a pro rata basis. Required Lenders may at any time revoke the Administrative Agent’s authority to make further Protective Advances by written notice to the Administrative Agent. Absent such revocation, the Administrative Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive.

2.10 Repayment of the Loans.

(a) The Borrowers shall repay to the Lenders on the Maturity Date the aggregate principal amount of Committed Loans outstanding on such date.

(b) The Borrowers shall repay each Swing Line Loan on the earlier to occur of (i) the date seven days after such Loan is made and (ii) the Maturity Date. To facilitate administration of the Committed Loans, the Lenders and the Administrative Agent agree (which agreement is solely among them, and not for the benefit of or enforceable by any Loan Party) that settlement among them with respect to Swing Line Loans and other Committed Loans may take place on a date determined from time to time by the Administrative Agent, which shall occur at least once each week.

2.11 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by the Borrowers under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(iii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.12 Fees. In addition to certain fees described in subsections (i) and (j) of Section 2.03:

(a) Commitment Fee. The Borrowers shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, subject to adjustment as provided in Section 2.23, a commitment fee equal to the Applicable Rate times the average daily amount by which the Aggregate Commitments exceed the sum of (i) the Outstanding Amount of Committed Loans and (ii) the Outstanding Amount of L/C Obligations. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the first Business Day of each calendar quarter, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any calendar quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such calendar quarter that such Applicable Rate was in effect.

(b) Other Fees. The Borrowers shall pay to the Arranger and the Administrative Agent for their own respective accounts such fees in the amounts and at the times as may be specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.13 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a) All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.17(a), bear interest for one day.

(b) If, as a result of any restatement of or other adjustment to the financial statements of the Borrowers or for any other reason, the Borrowers or the Lenders determine that (i) the Fixed Charge Coverage Ratio as calculated by the Borrower Agent as of any applicable date was inaccurate and (ii) a proper calculation of the Fixed Charge Coverage Ratio would have resulted in higher pricing for such period, the Borrowers shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code, automatically and without further action by the Administrative Agent, any Lender or any L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or any L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(i) or 2.11(b) or under Article IX. The Borrowers’ obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Secured Obligations hereunder.

(c) Each determination by the Administrative Agent of interest and fees payable by the Borrowers hereunder, in the absence of manifest error, shall be conclusive and binding upon all parties hereto. Notwithstanding the foregoing, in the event that, as a result of any reconciliation of the Administrative Agent’s record of outstanding Letters of Credit pursuant to Section 2.03(n) or otherwise, the Administrative Agent determines that there has been an underpayment or overpayment of any fees payable by the Borrowers hereunder, the Administrative Agent shall promptly notify the Borrower Agent, the L/C Issuers and the Lenders thereof, and the Borrowers shall pay to the Administrative Agent for the account of the L/C Issuers or the Lenders, as the case may be (in the case of any underpayment) or the L/C Issuers or the Lenders, as the case may be, shall pay to the Administrative Agent for the account of the applicable Borrower (in the case of any overpayment), any amount due as a result of such reconciliation, on the next regularly occurring payment date for such fee.

2.14 Application of Payments during Cash Dominion. During any Trigger Period (Cash Dominion), (a) (i) so long as no Event of Default has occurred and is continuing, the ledger balance in the Main Dominion Account collected in good funds by 2:00 p.m. on a Business Day shall be applied to the Secured Obligations as of the end of such Business Day and the ledger balance in the Main Dominion Account collected in good funds after 2:00 p.m. on a Business Day shall be applied to the Secured Obligations as of the beginning of the next Business Day and (ii) upon the occurrence and during the continuance of an Event of Default, the ledger balance in the Main Dominion Account collected in good funds as of the end of a Business Day shall be applied to the Secured Obligations as of the beginning of the next Business Day, (b) if, as a result of such application, a credit balance exists, the balance shall not accrue interest in favor of Borrowers and shall be made available to Borrowers as long as no Default or

Event of Default exists and (c) each Borrower irrevocably waives the right to direct the application of any payments or Collateral proceeds, and agrees that the Administrative Agent shall have the continuing, exclusive right to apply and reapply same against the Secured Obligations, in such manner as the Administrative Agent deems advisable and subject to Sections 2.17 and 9.03.

2.15 Loan Account.

(a) The Administrative Agent shall maintain in accordance with its usual and customary practices an account or accounts (“Loan Account”) evidencing the Indebtedness of Borrowers resulting from each Loan or issuance of a Letter of Credit from time to time. Any failure of the Administrative Agent to record anything in the Loan Account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers to pay any amount owing hereunder. The Administrative Agent may maintain a single Loan Account in the name of Borrower Agent, and each Borrower confirms that such arrangement shall have no effect on the joint and several character of its liability for the Secured Obligations.

(b) Entries made in the Loan Account shall constitute presumptive evidence of the information contained therein. If any information contained in the Loan Account is provided to or inspected by any Person, then such information shall be conclusive and binding on such Person for all purposes absent manifest error.

(c) Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

2.16 Nature and Extent of Each Borrower’s Liability.

(a) Joint and Several Liability. Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to the Administrative Agent, Lenders, the L/C Issuers and the Swing Line Lender the prompt payment and performance of, all Secured Obligations and all agreements under the Loan Documents. Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until Full Payment of the Secured Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Secured Obligations or Loan Document, or any other document, instrument or agreement to which any Obligor is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by the Administrative Agent, any Lender, any L/C Issuer or the Swing Line Lender with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for the Secured Obligations or any action, or the absence of any action, by the Administrative Agent, any Lender, any L/C Issuer or the Swing Line Lender in respect thereof (including the release of any security or guaranty); (d) the insolvency of any Loan Party; (e) any election by the Administrative Agent or any Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (f) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (g) the disallowance of any Claims of the Administrative Agent or any Lender against any Loan Party for the repayment of any Secured Obligations under Section 502 of the Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of all Secured Obligations.

(b) Waivers.

(i) Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel the Administrative Agent or Lenders to marshal assets or to proceed against any Loan Party, other Person or security for the payment or performance of any Secured Obligations before, or as a condition to, proceeding against such Borrower. Each Borrower waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of all Secured Obligations. It is agreed among each Borrower, the Administrative Agent and Lenders that the provisions of this Section 2.16 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, the Administrative Agent and Lenders would decline to make Loans and issue Letters of Credit. Each Borrower acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(ii) The Administrative Agent and Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral by judicial foreclosure or non judicial sale or enforcement, without affecting any rights and remedies under this Section 2.16. If, in taking any action in connection with the exercise of any rights or remedies, the Administrative Agent or any Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Borrower or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each Borrower consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Borrower might otherwise have had. Any election of remedies that results in denial or impairment of the right of the Administrative Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Secured Obligations. Each Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for the Secured Obligations, even though that election of remedies destroys such Borrower’s rights of subrogation against any other Person. The Administrative Agent may bid all or a portion of the Secured Obligations at any foreclosure or trustee’s sale or at any private sale, and the amount of such bid need not be paid by the Administrative Agent but shall be credited against the Secured Obligations. The amount of the successful bid at any such sale, whether the Administrative Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Secured Obligations shall be conclusively deemed to be the amount of the Secured Obligations guaranteed under this Section 2.16, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which the Administrative Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

(c) Extent of Liability; Contribution.

(i) Notwithstanding anything herein to the contrary, each Borrower’s liability under this Section 2.16 shall be limited to the greater of (i) all amounts for which such Borrower is primarily liable, as described below, and (ii) such Borrower’s Allocable Amount.

(ii) If any Borrower makes a payment under this Section 2.16 of any Secured Obligations (other than amounts for which such Borrower is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Secured Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower’s Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section 2.16 without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(iii) Nothing contained in this Section 2.16 shall limit the liability of any Borrower to pay Loans made directly or indirectly to that Borrower (including Loans advanced to any other Borrower and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), L/C Obligations relating to Letters of Credit issued to support such Borrower’s business, and all accrued interest, fees, expenses and other related Secured Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder. The Administrative Agent and Lenders shall have the right, at any time in their discretion, to condition Loans and Letters of Credit upon a separate calculation of borrowing availability for each Borrower and to restrict the disbursement and use of such Loans and Letters of Credit to such Borrower.

(d) Joint Enterprise. Each Borrower has requested that the Administrative Agent and Lenders make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically. Borrowers’ business is a mutual and collective enterprise, and Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease the administration of their relationship with Lenders, all to the mutual advantage of Borrowers. Borrowers acknowledge and agree that the Administrative Agent’s and Lenders’ willingness to extend credit to Borrowers and to administer the Collateral on a combined basis, as set forth herein, is done solely as an accommodation to Borrowers and at Borrowers’ request.

(e) Subordination. Each Borrower hereby subordinates any Claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Loan Party, howsoever arising, to the Full Payment of all Secured Obligations.

2.17 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein all payments by the Borrowers hereunder to be made directly to an L/C Issuer shall be made to such L/C Issuer in accordance with its payment instructions in Dollars and in immediately available funds, not later than the times and on the dates specified herein or the applicable Issuer Documents. Except as otherwise expressly provided herein and except with respect to such payments to be made directly to an L/C Issuer, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each L/C Issuer its applicable share as provided herein, or to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such L/C Issuer in accordance with its payment instructions or to such Lender at its Lending Office. All payments received by the Administrative Agent after 2:00 p.m., or by an L/C Issuer after the time specified herein or in any

Issuer Document, shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing of Eurodollar Rate Loans (or, in the case of any Committed Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Committed Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Committed Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Committed Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender and each Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower Agent prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuers hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable L/C Issuer, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the applicable L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the applicable L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower Agent with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the applicable Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.18 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) the application of Cash Collateral provided for in Section 2.22, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to any Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply) or (1) any Cash Collateral or credit support pledged or otherwise provided to any L/C Issuer pursuant to clauses (iii)(E) and (iii)(F) of Section 2.03(a) or (2) any Cash Collateral or credit support pledged or otherwise provided to the Swing Line Lender pursuant to Section 2.04(a).

Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

2.19 Increase in Commitments.

(a) Request for Increase. Provided there exists no Default or Event of Default, upon notice to and the consent of the Administrative Agent (not to be unreasonably withheld, delayed or conditioned, and the Administrative Agent, if it shall so consent, shall promptly after such consent notify the Lenders), the Borrowers may from time to time, request an increase in the Aggregate Commitments by an amount (for all such requests) not exceeding $50,000,000; provided that any such request for an increase shall be in a minimum amount of $25,000,000. At the time of sending such notice, the Borrower Agent (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).

(b) Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

(c) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower Agent and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent, the applicable L/C Issuers and the Swing Line Lender (which approvals shall be in the reasonable discretion of the Administrative Agent, the applicable L/C Issuers and the Swing Line Lender), the applicable Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(d) Effective Date and Allocations. If the Aggregate Commitments are increased in accordance with this Section 2.19, the Administrative Agent and the Borrower Agent shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower Agent and the Lenders of the final allocation of such increase and the Increase Effective Date.

(e) Conditions to Effectiveness of Increase. As conditions precedent to such increase, the Borrowers shall (i) pay all fees and expenses associated with any such increase, including, without limitation, an arrangement fee to Bank of America and closing fees to the participating Lenders and each other participating Eligible Assignee, all in amounts to be agreed prior to any Increase Effective Date, and (ii) deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date, signed by a Responsible Officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (B) in the case of the Borrowers, certifying that, before and after giving effect to such increase, (I) the representations and warranties contained in Article V and the other Loan Documents (x) that are qualified by materiality shall be true and correct on and as of the Increase Effective Date and (y) that are not qualified by materiality shall be true and correct in all material respects on and as of the Increase Effective Date except, in each case, to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.19, the representations and warranties contained in subsection (a) of Section 5.05 shall be deemed to refer to the most recent audited financial statements furnished pursuant to subsection (a) of Section 6.01, and (II) no Default or Event of Default exists. The Borrowers shall prepay any Committed Loans outstanding on the

Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Committed Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section.

(f) Conflicting Provisions. This Section shall supersede any provisions in Section 11.01 to the contrary.

2.20 Amendment and Restatement. On the Closing Date, the Existing Credit Agreement shall be amended and restated in its entirety as more particularly described herein and neither the Loan Parties nor the Lenders shall be subject to or bound by any of the terms or provisions of the Existing Credit Agreement and shall only be subject to or bound by the terms and provisions of this Agreement in respect of the Commitments, the Loans and other Secured Obligations and the transactions contemplated hereby and thereby, as set forth herein and therein. The parties acknowledge and agree that this Agreement and the other Loan Documents do not constitute a novation, payment and reborrowing or termination of the Existing Loans and other obligations under the Existing Credit Agreement and that all such obligations are in all respects continued and outstanding as obligations under this Agreement with only the terms being modified from and after the Closing Date as provided in this Agreement and the other Loan Documents, all without any further action by any Person, except that the Administrative Agent shall effect such transfers of funds as are necessary in order that the outstanding balance of such Loans, together with any Loans funded on the Closing Date, reflect the respective Commitments of the Lenders hereunder. By its execution hereof, each Lender consents to the amendment, amendment and restatement, replacement or other modification to any other Loan Document being so amended, amended and restated, replaced or otherwise modified on the Closing Date in the form approved by the Administrative Agent.

2.21 Payments as Loans. At the election of the Administrative Agent, all payments of principal of or interest on the Loans, reimbursement obligations in connection with Letters of Credit, fees, premiums, reimbursable expenses and other sums payable hereunder may be paid from the proceeds of Loans made hereunder. Each Borrower hereby irrevocably authorizes the Administrative Agent to charge the Loan Account for the purpose of paying all amounts from time to time due from any Borrower and agrees that all such amounts charged shall constitute Loans (including Overadvance Loans and Protective Advances).

2.22 Cash Collateral.

(a) Certain Credit Support Events. Upon the request of the Administrative Agent or any L/C Issuer (i) if any L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower Agent shall, in each case, immediately Cash Collateralize 103% of then Outstanding Amount of all L/C Obligations. At any time that there shall exist a Defaulting Lender, promptly (and in any event, within one Business Day) upon the request of the Administrative Agent, any L/C Issuer (with a copy to the Administrative Agent) or the Swing Line Lender, the Borrowers shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover 103% of the Fronting Exposure of the applicable L/C Issuer or the Swing Line Lender, as the case may be (after giving effect to Section 2.23(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Borrowers, and to the extent provided by any Lender, such Lender, hereby grant to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, L/C Issuers and the Lenders (including the Swing Line Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant to Section 2.22(b), and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.22(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent, or the applicable L/C Issuer or the Lenders (including the Swing Line Lender) as herein provided, or that the total amount of such Cash Collateral is less than 103% of the applicable Fronting Exposure and other obligations secured thereby, the Borrowers or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.22 or Sections 2.03, 2.04, 2.23 or 9.02 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 11.06(b)(vi))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided that (x) Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.22, so long as an Event of Default exists, may be otherwise applied in accordance with Section 9.03), and (y) the Person providing Cash Collateral and any L/C Issuer or Swing Line Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.23 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 11.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to any L/C Issuer or the Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by any L/C Issuer or the Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as the Borrower Agent may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower Agent, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, any L/C Issuer or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any L/C Issuer or the Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.23(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.12(a) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(i).

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. For purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.03 and 2.04, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided that (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Committed Loans of that Lender. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(b) Defaulting Lender Cure. If the Borrower Agent, the Administrative Agent, Swing Line Lender and the L/C Issuers agree in writing in their sole discretion that a Defaulting Lender should no longer constitute a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Committed Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.23(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.24 Reserves. The Administrative Agent may at any time and from time to time in the exercise of its Permitted Discretion establish, increase or decrease Reserves. The amount of any Reserve established by the Administrative Agent shall have a reasonable relationship to the event, condition or other matter that is the basis for such Reserve. After the establishment or increase of any Reserve or any determination by the Administrative Agent to deem any Account or Equipment ineligible pursuant to clause (s) of the definition of “Eligible Account” or clause (i) of the definition of “Eligible Equipment”, as the case may be, the Administrative Agent shall promptly (but in any event no later than one Business Day thereafter) notify the Borrower Agent thereof. The Administrative Agent shall be available to discuss such Reserve or the basis for such determination of ineligibility by the Administrative Agent during normal business hours upon reasonable advance notice from the Borrower Agent, and the Borrowers may take such action as may be required so that the event, condition or matter that is the basis for establishing or increasing such Reserve or such determination of ineligibility by the Administrative Agent no longer exists, in a manner and to the extent reasonably satisfactory to the Administrative Agent in the exercise of its Permitted Discretion. In no event shall such notice and opportunity limit the right of the Administrative Agent to establish or increase such Reserve or any other Reserve or to determine any Account or Equipment to be ineligible pursuant to clause (s) of the definition of “Eligible Account” or clause (i) of the definition of “Eligible Equipment”, as the case may be, in accordance with the terms hereof.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrowers shall be required by Applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, each Lender or each L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b) Payment of Other Taxes by Each Borrower. Without limiting the provisions of subsection (a) above, each Borrower, to the extent it is required to do so, shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c) Indemnification by Each Borrower. Each Borrower shall indemnify the Administrative Agent, each Lender and each L/C Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or such L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower Agent by a Lender or an L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an L/C Issuer, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, the Borrower Agent shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower Agent (with a copy to the Administrative Agent), at the time or times prescribed by Applicable Law or reasonably requested by the Borrower Agent or the Administrative Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower Agent or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower Agent or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that any Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower Agent and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower Agent or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881 (c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN,

(iv) two (2) duly completed copies of Internal Revenue Service Form W-8IMY (together with forms listed under clauses (i) through (iii) hereof, as may be required), or

(v) any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrowers to determine the withholding or deduction required to be made.

(f) Treatment of Certain Refunds. If the Administrative Agent, any Lender or any L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section, it shall pay to the Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or such L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Borrower, upon the request of the Administrative Agent, such Lender or such L/C Issuer, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such L/C Issuer in the event the Administrative Agent, such Lender or such L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or any L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower Agent through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Committed Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower Agent that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower Agent and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Costs; Reserves on Eurodollar Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or any L/C Issuer;

(ii) subject any Lender or any L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or such L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or such L/C Issuer); or

(iii) impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the Borrowers will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or any L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower Agent shall be conclusive absent manifest error. Any such certificate shall set forth in reasonable detail the reasons for, and the basis of the calculation of, such additional amounts. The Borrowers shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof. In determining any additional amounts owing under subsections (a) or (b) of this Section, each Lender or L/C Issuer will act reasonably and in good faith and will use averaging and attribution methods which are reasonable.

(d) Delay in Requests. Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or such L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Borrower Agent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on Eurodollar Rate Loans. The Borrowers shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower Agent shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower Agent; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower Agent pursuant to Section 11.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrowers may replace such Lender in accordance with Section 11.13.

3.07 Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Secured Obligations hereunder.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions of Initial Credit Extension. The effectiveness of this Agreement and the obligations of the Lenders and the L/C Issuers to make their initial Credit Extensions hereunder are subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies or electronic copies (in “.PDF”) (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i) executed counterparts of this Agreement and the Reaffirmation Agreement sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower Agent;

(ii) a Note executed by the Borrowers in favor of each Lender requesting a Note;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents executed and delivered in connection with the closing and effectiveness of this Agreement to which such Loan Party is a party;

(iv) such documents and certifications from the Secretary of State (or similar, applicable Governmental Authority) as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in its state of incorporation, formation or organization, and each state in which its principal offices are located, as the case may be, as of a recent date;

(v) favorable opinions of (i) Pillsbury Winthrop Shaw Pittman LLP, New York counsel to the Loan Parties, addressed to the Administrative Agent, each L/C Issuer and each Lender, as to the matters set forth in Exhibit H-1, (ii) Bass, Berry & Sims PLC, Tennessee counsel to the Loan Parties, addressed to the Administrative Agent, each L/C Issuer and each Lender, as to the matters set forth in Exhibit H-2, (iii) Vorys, Sater, Seymour & Pease LLP, Ohio counsel to the Loan Parties, addressed to the Administrative Agent, each L/C Issuer and each Lender, as to the matters set forth in Exhibit H-3, (iv) Law Offices of Louis E. Gitomer, LLC, Surface Transportation Board counsel to the Administrative Agent, as to matters set forth in Exhibit H-4, and (v) Fasken Martineau, Canadian counsel to the Administrative Agent, addressed to the Administrative Agent, each L/C Issuers and each Lender, as to the matters set forth in Exhibit H-5;

(vi) (A) the unaudited balance sheets as of October 31, 2010 and the related statements of income and cash flow for such month and for the portion of the Fiscal Year then elapsed, on consolidated bases for Borrowers and Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer of Borrower Agent as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such month and period, subject to normal year end adjustments and the absence of footnotes, and (ii) the projections of Borrowers and the Subsidiaries for the period of November 1, 2010 through December 31, 2014 (presented on a monthly basis for the period of November 1, 2010 through December 31, 2011 and on an annual basis thereafter);

(vii) a certificate of a Responsible Officer of each Loan Party certifying that all Governmental Approvals and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Loan Documents have been obtained and each of the foregoing shall be in full force and effect;

(viii) a certificate signed by a Responsible Officer of each Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since December 31, 2009 that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(ix) a certificate signed by a Responsible Officer of each Borrower certifying that such Borrower is Solvent;

(x) (A) delivery to the Administrative Agent of the certificates, if any, evidencing the Equity Interests in the Borrowers’ Subsidiaries pledged under the Pledge Agreement on the Closing Date, together with undated stock powers duly executed in blank with respect thereto, (B) delivery to the Administrative Agent of a Global Intercompany Note executed by and among the Borrowers and their respective Subsidiaries, accompanied by instruments of transfer undated and endorsed in blank and (C) acknowledgments of all filings or recordations necessary or desirable to perfect the Administrative Agent’s Liens in the Collateral, as well as UCC and Lien searches and other evidence satisfactory to the Administrative Agent that such Liens are the only Liens upon the Collateral (other than as expressly permitted by the Collateral Documents);

(xi) duly executed agreements establishing each Dominion Account and related lockbox, in form and substance, and with financial institutions, reasonably satisfactory to the Administrative Agent;

(xii) (A) copies of policies or certificates of insurance for the insurance policies carried by Borrowers, all in compliance with the Loan Documents and (B) the Insurance Assignment required under Section 6.07, in form and substance reasonably satisfactory to the Administrative Agent;

(xiii) all field examinations, Equipment Appraisals and such other reports, audits or certifications as the Administrative Agent may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent;

(xiv) such documentation and evidence as the Administrative Agent may reasonably request in order for it to carry out all “know your customer” or other checks (including checks with the Office of Foreign Assets Control of the U.S. Treasury Department) in relation to the identity of the Borrowers and their officers, that it is required to carry out in relation to the transactions contemplated by this Agreement, and the Administrative Agent shall be satisfied with the results of all such “know your customer” or other checks;

(xv) a Borrowing Base Certificate for the month ended November 30, 2010 pursuant to the Existing Credit Agreement; and

(xvi) such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuers, the Swing Line Lender or the Required Lenders reasonably may require.

(b) Each Borrower shall have obtained all Governmental Approvals and all consents of other Persons, in each case that are necessary or advisable (including, without limitation, the necessary consents of the Existing Lenders to amend and restate the Existing Credit Agreement) in connection with the transactions contemplated by the Loan Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to the Administrative Agent.

(c) There shall be no any action, suit, investigation or proceeding pending or, to the knowledge of the Borrowers, threatened in any court or before any arbitrator or Governmental Authority that could reasonably be expected to have a Material Adverse Effect.

(d) Any fees required to be paid to the Administrative Agent, the Lenders or their respective Affiliates on or before the Closing Date shall have been paid.

(e) Unless waived by the Administrative Agent, the Borrowers shall have paid all reasonable fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such reasonable fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Administrative Agent).

(f) Upon giving effect to all fees and expenses incurred in connection herewith that are required to be paid on or before the Closing Date, Availability shall be at least $50,000,000.

Without limiting the generality of the provisions of the last paragraph of Section 10.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to satisfaction, or waiver in accordance with Section 11.01, of the following conditions precedent:

(a) The representations and warranties of the Borrowers and each other Loan Party contained in Article V or any other Loan Document (i) that are qualified by materiality shall be true and correct, and (ii) that are not qualified by materiality, shall be true and correct in all material respects, in each case, on and as of the date of such Credit Extension, except, in each case, to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsection (a) of Section 5.05 shall be deemed to refer to the most recent audited financial statements furnished pursuant to subsection (a) of Section 6.01.

(b) No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) The Administrative Agent and, if applicable, the applicable L/C Issuer or the Swing Line Lender, shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d) All conditions precedent in any other Loan Document shall be satisfied.

(e) No event shall have occurred or circumstance exists that has or could reasonably be expected to have a Material Adverse Effect.

(f) With respect to issuance of a Letter of Credit, the L/C Conditions shall be satisfied.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower Agent shall be deemed to be a representation and warranty by each Borrower that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01 Existence, Qualification and Power. Each Loan Party and each Subsidiary thereof (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of Properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any material provision of any Contractual Obligation to which such Person is a party or affecting such Person or the Properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its Property is subject; or (c) violate any Law.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required to be obtained or made by any Loan Party in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document except such as have been or will be obtained or made.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditor’s rights generally and by equitable principles (regardless of whether enforcement is sought in equity or at law).

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of Pacer and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Pacer and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness, in each case to the extent required by GAAP.

(b) The unaudited consolidated balance sheet of Pacer and its Subsidiaries as of the end of any fiscal quarter or month of the Borrowers delivered to the Administrative Agent and each Lender under Section 6.01(b) and (c), respectively, and any related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter or month (i) will be prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) will fairly present in all material respects the financial condition of Pacer and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) All financial projections and forecasts delivered to the Lenders in connection herewith were prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed by the Borrowers to be reasonable in light of the conditions existing at the time of delivery of such projections and forecasts, and represented, at the time of delivery, the Borrowers’ best estimate of its future financial condition and performance (it being understood that nothing contained in this Section 5.05(c) shall constitute a representation or warranty that the results forecasted by such projections or forecasts will be achieved).

(d) Since December 31, 2009, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Pacer or any of its Subsidiaries or against any of their Properties or revenues that (a) purport to affect or challenge the validity of this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as specifically disclosed in Schedule 5.06, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.07 No Default. Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property; Liens. Each of Pacer and its Subsidiaries has good and marketable title to (or valid leasehold interests in) all of its Real Estate, and good title to all of its personal Property, including all Property reflected in any financial statements delivered to the Administrative Agent or Lenders. The Real Estate of Borrowers and Subsidiaries is subject to no Lien and the personal Property of Borrowers and Subsidiaries is subject only to the Administrative Agent’s Lien, in each case other than Liens permitted by Section 7.01. Each Borrower and Subsidiary has paid and discharged all lawful claims that, if unpaid, could become a Lien on its Properties, other than Liens permitted by Section 7.01. All Liens of the Administrative Agent in the Collateral are duly perfected, first priority Liens, subject only to the Liens permitted by Section 7.01 to have priority over the Administrative Agent’s Liens.

5.09 Accounts. The Administrative Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Borrowers with respect thereto. Borrowers warrant, with respect to each Account at the time it is shown as an Eligible Account in a Borrowing Base Certificate, that:

(a) it is genuine and in all respects what it purports to be, and is not evidenced by a judgment;

(b) it arises out of a completed, bona fide sale and delivery of goods or rendition of services in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract or other document relating thereto;

(c) it is for a sum certain, maturing as stated in the invoice covering such sale or rendition of services, a copy of which has been furnished or is available to the Administrative Agent on request; provided that no such invoice shall be required for any Railcar Receivables;

(d) it is not subject to any offset, Lien (other than the Administrative Agent’s Lien), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the Ordinary Course of Business and disclosed to the Administrative Agent; and it is absolutely owing by the Account Debtor, without contingency in any respect;

(e) no purchase order, agreement, document or Applicable Law restricts assignment of the Account to the Administrative Agent (regardless of whether, under the UCC, the restriction is ineffective), and the applicable Borrower is the sole payee or remittance party shown on the invoice;

(f) no extension, compromise, settlement, modification, credit, deduction or return has been authorized with respect to the Account, except discounts or allowances granted in the Ordinary Course of Business for prompt payment that are reflected on the face of the invoice related thereto and in the reports submitted to Agent hereunder; and

(g) to the Borrowers’ actual knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectibility of such Account; (ii) the Account Debtor had the capacity to contract when the Account arose, continues to meet the applicable Borrower’s customary credit standards, is Solvent, is not contemplating or subject to an Insolvency Proceeding, and has not failed, or suspended or ceased doing business; and (iii) there are no proceedings or actions threatened or pending against any Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor’s financial condition.

5.10 Environmental Compliance. Except as specifically disclosed in Schedule 5.10:

(a) Borrowers and Subsidiaries are in compliance with all applicable Environmental Laws, except to the extent non-compliance with such applicable Environmental Laws could not be reasonably expected to have a Material Adverse Effect;

(b) Borrowers and Subsidiaries have all the Environmental Permits necessary for the conduct and operation of their businesses as now being conducted, and any such permits are in good standing, except to the extent failure to have such Environmental Permits to maintain such permits in good standing could not be reasonably expected to have a Material Adverse Effect;

(c) no Borrower’s or Subsidiary’s past or present operations, Real Estate or other Properties are subject to any federal, state or local investigation to determine whether any remedial action is needed to address and environmental pollution, Hazardous Materials or environmental clean-up;

(d) no Borrower or Subsidiary has received any Environmental Notice; and

(e) no Borrower or Subsidiary has any material contingent liability with respect to any Environmental Release, environmental pollution or Hazardous Materials on any Real Estate now or previously owned, leased or operated by it.

5.11 Insurance. The Properties of Borrowers and Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of any Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar Properties in localities where the applicable Borrower or the applicable Subsidiary operates.

5.12 Taxes. The Borrowers and their respective Subsidiaries have filed all Federal, material state and other material tax returns and reports required to be filed, and have paid all Federal, material state and other material Taxes, assessments, fees and other governmental charges levied or imposed upon them or their Properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Borrower or any Subsidiary that would, if made, have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement with any Person (other than any tax sharing agreement solely among the Loan Parties).

5.13 ERISA Compliance.

(a) Each Plan is in compliance with all provisions of ERISA, the Code and other Federal or state Laws, except where non-compliance could not result in or could not reasonably be expected to result in a Material Adverse Effect. Each Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Sections 412 and 430 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Sections 412 or 430 of the Code has been made with respect to any Plan, if the failure to make such contributions or obtaining such funding waiver or extension could reasonably be expected to result in a Material Adverse Effect.

(b) There are no pending or, to the knowledge of any Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) neither any Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iii) neither any Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; (iv) neither any Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c)of ERISA; and (v) as of the most recent valuation date for any Pension Plan or Multiemployer Plan, the funding target attainment percentage (as specified in Section 430 431 and 432 of the Code) is 60% or higher and neither any Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; provided that in each of the preceding instances, the individual event described has resulted in or could reasonably be expected to result in a Material Adverse Effect.

(d) With respect to each Foreign Plan, except, in each case, as could not reasonably be expected to result in a Material Adverse Effect, (i) any contributions required by Applicable Law or the terms of the Foreign Plan to have been made have been made or accrued in accordance with applicable accounting practices, and (ii) the fair market value of the assets of each funded Foreign Plan, together with the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan as well as any accrued contributions, is legally sufficient to procure or provide for the accrued benefit obligations, as of the most recent valuation date, with respect to all participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations and in accordance with applicable accounting principles and Applicable Law.

5.14 Subsidiaries; Equity Interests.

(a) As of the Closing Date, the Borrowers have no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.14, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.14 free and clear of all Liens except for those granted under the Collateral Documents. No Borrower has any equity investments in any other Person other than those specifically disclosed in Part (b) of Schedule 5.14. There are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to Equity Interests of any Borrower or Subsidiary.

(b) Schedule 5.14 accurately sets forth as of the date hereof (i) the status of each Subsidiary as either a Domestic Subsidiary, a First Tier Foreign Subsidiary, any other Foreign Subsidiary or an Excluded Subsidiary, (ii) a list of all issued and outstanding Equity Interests of each such Domestic Subsidiary or Foreign Subsidiary, (iii) the percentage of such Equity Interests that is directly owned by any Borrower or any Domestic Subsidiary and (iv) all agreements binding on the owners of such Equity Interests with respect to their Equity Interests. Except as disclosed on Schedule 5.14, in the five years preceding the Closing Date, no Borrower or Subsidiary has acquired any substantial assets from any other Person nor been the surviving entity in a merger or combination.

5.15 Margin Regulations; Investment Company Act.

(a) No Borrower or Subsidiary is engaged, nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. No Loan proceeds or Letters of Credit will be used by Borrowers to purchase or carry, or to reduce or refinance any Indebtedness incurred to purchase or carry, any margin stock or for any related purpose governed by Regulations T, U or X of the FRB.

(b) No Borrower or Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.16 Disclosure. To the extent not reflected in filings with the SEC, each Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.17 Compliance with Laws. Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its Properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.18 Taxpayer Identification Number. As of the Closing Date, each Domestic Subsidiary’s true and correct U.S. taxpayer identification number is set forth on Schedule 5.14.

5.19 Intellectual Property; Licenses, Etc. The Borrowers and their Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except where the failure to own or possess the right to use any such IP Rights, or where such conflict, could not reasonably be expected to have a Material Adverse Effect. To the knowledge of each Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Borrower or any Subsidiary infringes upon any rights held by any other Person, except where such infringement could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of any Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Except as disclosed on Schedule 5.19, no Borrower or Subsidiary pays or owes any Royalty or other compensation to any Person with respect to any material Intellectual Property. All registered and other material Intellectual Property owned, used or licensed by, or otherwise subject to any interests of, any Borrower or Subsidiary is shown on Schedule 5.19.

5.20 Security Interest. The Collateral Documents create in favor of the Administrative Agent (for the benefit of the Secured Parties) a valid and perfected first priority Lien on the Collateral described in the Collateral Documents, subject to no other Liens (other than as expressly permitted by the Collateral Documents), securing in each case the payment of the Secured Obligations, and all filings and other actions necessary or desirable to perfect or protect such Lien have been duly taken or arrangements therefor reasonably satisfactory to the Administrative Agent have been made.

5.21 Solvency. Each Loan Party is, and upon the incurrence of any Obligation by such Loan Party on any date on which this representation and warrant is made will be, Solvent.

5.22 Labor Matters. There are no collective bargaining agreements or Multiemployer Plans in which any of the Loan Parties or their Subsidiaries are participating employers as of the Closing Date, other than as set forth in Schedule 5.22, and none of the Loan Parties and their Subsidiaries (a) has suffered any strikes, walkouts, work stoppages or other labor difficulty, (b) has knowledge as of the Closing Date of any pending strike, walkout or work stoppage, or (c) has knowledge of any existing strike, walkout or work stoppage, except (with respect to any specific matters set forth in clauses (a), (b) and (c) above) which in the aggregate could not reasonably be expected to cause a Material Adverse Effect. Other than as set forth on Schedule 5.22, no material unfair labor practice complaint is pending against any Loan Party or any of its Subsidiaries as of the Closing Date.

5.23 Governmental Contracts. Except as set forth in Schedule 5.23, as of the Closing Date, no Borrower or Subsidiary is a party to any contract or agreement with any Governmental Authority and no Accounts of any Borrower or any Subsidiary are subject to the Assignment of Claims Act or any similar state or local law.

5.24 Casualty, Etc. Neither the businesses nor the Properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.25 Payable Practices. No Borrower or Subsidiary has made any material change in its historical accounts payable practices from those in effect on the Closing Date.

5.26 Surety Obligations. No Borrower or Subsidiary is obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person, except as permitted hereunder.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than inchoate indemnity obligations) hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, each Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary to:

6.01 Financial Statements. Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent:

(a) as soon as available, but in any event within 90 days after the end of each Fiscal Year of Pacer and its Subsidiaries (commencing with the Fiscal Year ending December 31, 2010), a consolidated balance sheet of Pacer and its Subsidiaries as at the end of such Fiscal Year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each Fiscal Year of Pacer of its Subsidiaries, a consolidated balance sheet of Pacer and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Fiscal Year of Pacer and its Subsidiaries then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of Borrower Agent as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of Pacer and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c) as soon as available, and in any event within 20 days after the end of each month, a consolidated (and, to the extent requested by the Administrative Agent, consolidating) balance sheet of Pacer and its Subsidiaries as at the end of such month, and the related consolidated (and, to the extent requested by the Administrative Agent, consolidating) statements of income or operations, shareholders’ equity and cash flows for such month and for the portion of the Fiscal Year of Pacer and its Subsidiaries then ended, setting forth in comparative form the figures for the corresponding preceding Fiscal Year and certified by the chief executive officer, chief financial officer, treasurer or controller of Borrower Agent as fairly presenting in all material respects the financial conditions, results of operations, shareholders’ equity and cash flows of Pacer and its Subsidiaries in accordance with GAAP, subject only to normal year end adjustments and the absence of footnotes; and

(d) within 60 days following the conclusion of each Fiscal Year, the Borrowers’ annual operating and capital expenditure budgets for the following Fiscal Year presented on a monthly basis, which shall be solely as prepared for the Borrowers’ management for its internal use and shall, to the extent consistent with the foregoing, be in a format reasonably consistent with projections and budgets theretofore provided to the Administrative Agent and the Lenders hereunder.

As to any information contained in materials furnished pursuant to Section 6.02(d), the Borrowers shall not be separately required to furnish such information under clause (a), (b) or (c) above, but the foregoing shall not be in derogation of the obligation of the Borrowers to furnish the information and materials described in clauses (a), (b) and (c) above at the times specified therein.

The Administrative Agent agrees promptly to provide copies to the Lenders of all such financial statements, reports and other information furnished to the Administrative Agent by the Borrowers pursuant to the terms of this Section 6.01 (which may be effected by posting the foregoing on Intralinks or other similar electronic system then in use hereunder).

6.02 Certificates; Other Information. Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a), (b) and (c) (commencing with the delivery of the financial statements for the month ending January 31, 2011), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of Borrower Agent setting forth, without limitation, (i) detailed calculations of the Fixed Charge Coverage Ratio for all applicable periods (irrespective of whether the financial covenant set forth in Section 7.12 is subject to being tested in accordance with the terms thereof), (ii) a monthly breakdown of Consolidated EBITDA for each month represented in the calculation of the Fixed Charge Coverage Ratio in clause (i) of this Section 6.02(a), respectively, and (iii) a list of any additions, deletions, modifications or other supplements to the information disclosed in Schedule 5.14 regarding any Domestic Subsidiaries, First Tier Foreign Subsidiaries, other Foreign Subsidiaries and Excluded Subsidiaries since the date of the last Compliance Certificate delivered hereunder (or the Closing Date in the case of the first Compliance Certificate delivered hereunder);

(b) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower Agent by independent accountants in connection with the accounts or books of any Borrower or any Subsidiary, or any audit of any of them;

(c) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower Agent, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower Agent may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(e) promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof where such investigation or the subject of such investigation or notice could be reasonably expected to result in a Material Adverse Effect, unless, in each case, such Loan Party or Subsidiary is otherwise required by the SEC (or comparable agency in any applicable non-U.S. jurisdiction) to keep such information confidential; and

(f) promptly, such additional information regarding the business, financial or corporate affairs of any Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a), (b) or (c) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower Agent posts such documents, or provides a link thereto on the Borrower Agent’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Borrowers’ behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower Agent shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower Agent to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower Agent shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower Agent shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(a) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower Agent with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower Agent hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrower Agent hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower Agent or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower Agent hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower Agent shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower Agent or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, the Borrower Agent shall be under no obligation to mark any Borrower Materials “PUBLIC.”

The Administrative Agent agrees promptly to provide copies to the Lenders of all such notices, reports and other information furnished to the Administrative Agent by the Borrower Agent pursuant to the terms of this Section 6.02 (which may be effected by posting the foregoing on Intralinks or other similar electronic system then in use hereunder).

6.03 Notices. Notify the Administrative Agent (who shall promptly notify the Lenders), promptly after a Borrower’s obtaining knowledge thereof:

(a) of the occurrence of any Default or Event of Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of any Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between any Borrower or any Subsidiary and any Governmental Authority; (iii) the assertion of any Intellectual Property Claim; (iv) the violation or asserted violation of any Applicable Law (including ERISA, foreign pension law, OSHA, FLSA, or any Environmental Laws) or (v) the commencement of, or any material development in, any litigation or proceeding affecting any Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c) of any material Environmental Release by a Loan Party or on any Property owned, leased or occupied by a Loan Party, or receipt of any Environmental Notice;

(d) of the occurrence of any ERISA Event;

(e) of any material change in accounting policies or financial reporting practices by any Borrower or any Subsidiary, including any determination by the Borrower Agent referred to in Section 2.13(b); provided that, the description of any such changes set forth in the Borrower Agent’s filings with the SEC, or the notes to any financial statements included therein, when delivered to the Administrative Agent, shall constitute notice sufficient under this subsection (e); and

(f) of any judgment entered against any Loan Party in an amount exceeding $2,000,000;

(g) of any pending or threatened labor dispute, strike or walkout that has resulted in or could reasonably be expected to result in a Material Adverse Effect;

(h) of the discharge of or any withdrawal or resignation by Borrowers’ independent accountants; or

(i) within 30 days thereafter, of any opening of a new principal place of business of any Borrower or the establishment of any new location (including without limitation, rail yards, rail ramps or other container terminal operations) at which Chassis shall be stored when such Chassis are not interchanged to or in use by Motor Carriers (as defined in the UIIA) in accordance with the UIIA.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower Agent setting forth details of the occurrence referred to therein and stating what action the Borrower Agent has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its Properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its Property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, in all cases mentioned in this Section 6.04 where failure to pay or discharge any of the foregoing could reasonably be expected to have a Material Adverse Effect or result in an Event of Default hereunder.

6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization, except in a transaction permitted by Section 7.04 or 7.05, and except that no Subsidiary shall be required to preserve, renew and maintain its corporate existence and good standing, if such Borrower or such Subsidiary shall reasonably determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrowers and their respective Subsidiaries, taken as a whole, and that the loss thereof could not be reasonably expected to have a Material Adverse Effect; (b) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder; (c) transact business only in such corporate and trade names as are set forth in Schedule 6.05; and (d) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its assets and Properties used or useful in the operation of its business, and keep the same in good repair, working order and condition, ordinary wear and tear excepted, and (b) make all necessary repairs thereto and renewals and replacements thereof, except in the case of clauses (a) and (b) where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, (a) insurance with respect to its Properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types (including, without limitation, casualty, hazard, theft, malicious mischief, flood and other risks) and in such amounts as are customarily carried under similar circumstances by such other Persons; (b) business interruption insurance in an amount reasonably satisfactory to the Administrative Agent, with deductibles and subject to an Insurance Assignment reasonably satisfactory to the Administrative Agent; and (c) any other insurance that the Administrative Agent, in its commercially reasonable opinion, requires in order to adequately protect both the Administrative Agent’s and Lenders’ interests in all or any portion of the Collateral and to ensure that each Borrower and each Subsidiary is protected by insurance in amounts and with coverage customary for its industry. Unless the Administrative Agent shall agree otherwise, each policy shall include satisfactory endorsements (i) showing the Administrative Agent as loss payee or an additional insured, as applicable; (ii) (unless waived by the Administrative Agent) requiring 30 days prior written notice to the Administrative Agent in the event of termination, lapse or cancellation of any policy for any reason whatsoever; and (iii) (unless waived by the Administrative Agent) specifying that the interest of the Administrative Agent shall not be impaired or invalidated by any act or neglect of any Borrower or the owner of the Property. Unless the Administrative Agent shall agree otherwise, as soon as is reasonably practicable but in any event on or prior to the expiration date of any policy evidencing insurance required under this Section 6.07, a renewal thereof reasonably satisfactory to the Administrative Agent shall be delivered to the Administrative Agent or substitution thereof, together with receipts or other evidence of the payment of any premiums then due on such renewal policy or substitute policy. If any Borrower fails to provide and pay for any insurance, the Administrative Agent may, at its option, but shall not be required to, procure the insurance and charge Borrowers therefor. Each Borrower agrees to deliver to the Administrative Agent, promptly as rendered, copies of all reports made to insurance companies. If reasonably requested by the Administrative Agent, each Borrower shall and shall cause each Subsidiary to deliver to the Administrative Agent from time to time a report of a reputable insurance broker reasonably satisfactory to the Administrative Agent, with respect to its insurance policies. From time to time upon request, Borrowers shall deliver to the Administrative Agent the originals or certified copies of its insurance policies and updated flood plain searches. If an Event of Default occurs and is continuing, and at the request of the Administrative Agent, Borrowers shall deposit with the Administrative Agent on the first day of each calendar month thereafter, a sum in an amount determined by the Administrative Agent from time to time by written notice to Borrower Agent, in order to accumulate funds sufficient to permit the Administrative Agent to pay all premiums payable in connection with the insurance required hereunder at least thirty (30) days prior to the date or dates on which they shall become due. Upon demand by the Administrative Agent, Borrowers shall deliver to the Administrative Agent such additional monies as are required to satisfy any deficiencies in the amounts necessary to enable the Administrative Agent to pay such premiums thirty (30) days prior to the date they shall become due. The Administrative Agent shall pay such premiums as they become due to the extent of the funds on deposit with the Administrative Agent from time to time.

6.08 Compliance with Laws. Comply in all material respects with the requirements of all Applicable Laws, including, without limitation, ERISA, Environmental Laws, FLSA, OSHA and Anti-Terrorism Laws and all orders, writs, injunctions and decrees applicable to it or to its business or Property, except in such instances in which (a) such requirement of Applicable Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in all material respects, in material conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Borrower or such Subsidiary, as the case may be.

6.10 Inspection Rights; Appraisals.

(a) Permit representatives, officers, employees and independent contractors of the Administrative Agent and each Lender, from time to time, to visit and inspect the Properties of any Borrower, to examine any Borrower’s or Subsidiary’s corporate, financial and operating records, and make copies thereof or abstracts therefrom, to conduct field audits (in the name of the Administrative Agent, or any designee of the Administrative Agent or the Borrowers) of the financial affairs and Collateral of the Borrowers, and to discuss such Borrower’s or Subsidiary’s affairs, finances and accounts with its directors, officers, employees, agents and independent public accountants, during normal business hours and upon reasonable advance notice to the Borrower Agent (and Borrowers shall cooperate fully with the Administrative Agent in an effort to facilitate and promptly conclude such inspections and field audits); provided, however, that when a Default or an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at any time and without advance notice.

(b) Reimburse the Administrative Agent and each Lender for all charges, costs and expenses of the Administrative Agent and such Lender in connection with (i) examinations of any Loan Party’s books and records or any other financial or Collateral matters or such other visits, inspections, field audits or other similar activities (collectively, a “Field Exam”) as the Administrative Agent or such Lender deems appropriate undertaken in accordance with Section 6.10(a); and (ii) appraisals of Railcars or Chassis as set forth in Section 8.03(d) (collectively, an “Appraisal”); provided that the charges, costs and expenses of such Field Exams and Appraisals shall be borne by the Borrowers no more than two times per calendar year in the case of Field Exams and once per calendar year in the case of Appraisals, except that during any Trigger Period (Inspections), the Borrowers shall bear the expenses of one additional Field Exam and one additional Appraisal; provided, further, that this limitation shall not apply during the existence and continuation of any Event of Default. Subject to and without limiting the foregoing, Borrowers specifically agree to pay the Administrative Agent’s or such Lender’s then standard charges for each day that an employee of the Administrative Agent, such Lender or any of their respective Affiliates is engaged in any examination activities, and shall pay the standard charges of the Administrative Agent’s or such Lender’s internal appraisal group. This Section shall not be construed to limit the Administrative Agent’s or any Lender’s right to conduct examinations or to obtain appraisals at any time in its discretion, nor to use third parties for such purposes. If the Administrative Agent determines that the cost and expense of any Field Exam or an Appraisal will exceed $30,000, then the Administrative Agent will endeavor to provide notice thereof to the Borrower Agent.

6.11 Use of Proceeds. Use the proceeds of the Credit Extensions for general corporate and working capital purposes, including (a) to pay fees and expenses incurred in connection with the entering into this Agreement and the funding of Loans and (b) for Capital Expenditures, Permitted Acquisitions, Equity Distributions and repurchases of Equity Interests of the Borrowers permitted hereunder, in each case not in contravention of any Law or of any Loan Document.

6.12 Covenant to Guarantee Obligations and Give Security; Subsidiaries.

(a) With respect to Collateral acquired after the Closing Date as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a first priority perfected security interest, the applicable Borrowers shall, within ten days (which period may be extended by the Administrative Agent in its sole discretion) of the acquisition of such Collateral, (i) execute and deliver to the Administrative Agent such amendments to the Collateral Documents as may be requested by the Administrative Agent and as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such Collateral and (ii) take all actions necessary or advisable to grant to, or continue on behalf of, the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such Collateral, including the filing of UCC financing statements in such jurisdictions as may be required by the Collateral Documents or by law or as may be requested by the Administrative Agent. Borrowers shall otherwise take such actions and execute and/or deliver to the Administrative Agent such documents as the Administrative Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of the Collateral Documents against such after-acquired Collateral.

(b) Within (a) ten days (which period may be extended by the Administrative Agent in its sole discretion) after the time that any Person becomes a Domestic Subsidiary as a result of the creation or formation of such Subsidiary, a Permitted Acquisition or otherwise, then, unless such Domestic Subsidiary is merged into a Borrower or a Guarantor (with such Borrower or such Guarantor being the surviving Person) prior to the expiration of such ten-day period, each Borrower shall (i) cause such Subsidiary to execute and deliver to the Administrative Agent a Guaranty Accession, a Security Agreement Accession and a Pledge Accession, and take such action and deliver such evidence as shall be satisfactory to the Administrative Agent to confirm that the Administrative Agent (for the benefit of the Secured Parties) has a valid, perfected, first priority Lien, subject to no other Liens (except as permitted by this Agreement and any other Loan Document), in all Collateral (as described in the Security Agreement) of such Domestic Subsidiary under the Security Agreement, (ii) execute and deliver (or cause its Subsidiary which is the direct owner of such new Domestic Subsidiary to execute and deliver) to the Administrative Agent a Pledge Supplement and a Security Agreement Supplement, (iii) take such action and deliver such evidence as shall be satisfactory to the Administrative Agent to confirm that the

Administrative Agent (for the benefit of the Secured Parties) has a valid, perfected, first priority Lien, subject to no other Liens (excepted as permitted by the Collateral Documents), in 100% of the Equity Interests of such Domestic Subsidiary securing the Secured Obligations, including delivery to the Administrative Agent of the certificates, if any, evidencing such Equity Interests, and (iv) provide the Administrative Agent such board resolutions, officer’s certificates, corporate and other documents and opinions of counsel as the Administrative Agent shall reasonably request in connection with the actions described in clauses (i), (ii) and (iii) above, and (b) ten days after the time that any Person becomes a First Tier Foreign Subsidiary (other than an Excluded Subsidiary) as a result of the creation or formation of such Foreign Subsidiary, a Permitted Acquisition or otherwise, or the time that the status of any existing First Tier Foreign Subsidiary not subject to the Pledge Agreement shall have changed such that it no longer meets the definition of Excluded Subsidiary, then prior to the expiration of such ten-day period, each Borrower shall (i) execute and deliver (or cause its Subsidiary which is the direct owner of such First Tier Foreign Subsidiary to execute and deliver) to the Administrative Agent a Pledge Supplement, (ii) take such action and deliver such evidence as shall be satisfactory to the Administrative Agent to confirm that the Administrative Agent (for the benefit of the Secured Parties) has a valid, perfected, first priority Lien, subject to no other Liens (excepted as permitted by the Collateral Documents), in 100% of the Equity Interests of such First Tier Foreign Subsidiary securing the Secured Obligations (such Lien to be limited to a Lien in 66% of such Equity Interests to the extent that the pledge of any greater percentage would result in adverse tax consequences to any Loan Party), including delivery to the Administrative Agent of the certificates, if any, evidencing such Equity Interests, and (iii) provide the Administrative Agent such board resolutions, officer’s certificates, corporate and other documents and opinions of counsel as the Administrative Agent shall reasonably request in connection with the actions described in clauses (i) and (ii) above. If 100% of the Equity Interests in a First Tier Foreign Subsidiary have been pledged in accordance with clause (b)(ii), above, such pledge may be reduced to 66% of such Equity Interests in the event that the pledge of any greater percentage could reasonably be expected to result in adverse tax consequences to any Loan Party.

(c) If any Borrower acquires fee-owned Real Estate hereafter that, together with any improvements thereon, individually has a fair market value of $1,000,000, Borrowers shall, within 30 days (which period may be extended by the Administrative Agent in its sole discretion), execute, deliver and record, all at Borrowers’ expense, a Mortgage sufficient to create a first priority Lien in favor of the Administrative Agent on such fee-owned Real Estate, and shall deliver all Related Real Estate Documents, in each case in a form reasonably satisfactory to the Administrative Agent.

6.13 Lenders Meetings. Borrowers will, upon the request of the Administrative Agent or Required Lenders, participate in a meeting of the Administrative Agent and Lenders once during each Fiscal Year to be held at Pacer’s corporate offices (or at such other location as may be agreed to by Borrowers and the Administrative Agent) at such time as may be agreed to by Borrowers and the Administrative Agent.

6.14 Compliance with Environmental Laws. Comply, and cause all lessees and other Persons operating or occupying its Properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and Properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its Properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither any Borrower nor any Subsidiary shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

6.15 Preparation of Environmental Reports. At the request of the Required Lenders from time to time, provide to the Lenders within 60 days after such request, at the expense of the Borrowers, an environmental site assessment report for any of its Properties described in such request, prepared by an environmental consulting firm acceptable to the Administrative Agent, indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance, removal or remedial action in connection with any Hazardous Materials on such Properties; without limiting the generality of the foregoing, if the Administrative Agent determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Administrative Agent may retain an environmental consulting firm to prepare such report at the expense of the Borrowers, and each Borrower hereby grants and agrees to cause any Subsidiary that owns any Property described in such request to grant at the time of such request to the Administrative Agent, the Lenders, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter onto their respective Properties to undertake such an assessment.

6.16 Further Assurances. Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by Applicable Law, subject any Loan Party’s or any of its Subsidiaries’ Properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

6.17 Material Contracts. Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, and enforce each such Material Contract in accordance with its terms, in each case as it deems appropriate in its reasonable business judgment, and take all such action to such end as may be from time to time reasonably requested by the Administrative Agent and, upon request of the Administrative Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so.

6.18 Designation as Senior Debt. Designate all Secured Obligations as “Designated Senior Indebtedness” under, and defined in, any Subordinated Debt Documents.

6.19 Landlord and Storage Agreements. Upon reasonable request, provide the Administrative Agent with copies of all existing agreements, and promptly after execution, thereof provide the Administrative Agent with copies of all future agreements, between a Loan Party and any landlord, warehouseman, processor, shipper, bailee or other Person that owns, leases or occupies any premises at which any Collateral may be kept or that otherwise may possess or handle any Collateral.

6.20 Post-Closing Matters. Notwithstanding anything set forth herein to the contrary, execute and deliver the documents and complete the tasks set forth on Schedule 6.20, in each case within the time limits specified on such schedule.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than inchoate indemnity obligations) hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, each Borrower shall not, and shall cause each Subsidiary not to, directly or indirectly:

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the Property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.03(b), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);

(c) Liens for Taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, statutory and common law landlords’ or other like Liens arising in the Ordinary Course of Business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e) pledges or deposits in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds, transportation charges for air and ocean carrier services and other obligations of a like nature incurred in the Ordinary Course of Business;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real Property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.01(h);

(i) Liens securing Indebtedness permitted under Section 7.03(e); provided that (i) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the Property being acquired on the date of acquisition;

(j) Liens arising from precautionary filings in respect of leases (other than Capital Leases);

(k) Liens arising from leases, licenses, subleases or sublicenses granted to others in the Ordinary Course of Business which do not (i) interfere in any material respect with the business of any Borrower or any Subsidiary or (ii) materially impair the Collateral;

(l) Liens arising by virtue of any contractual, statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts, other funds maintained with a creditor depository institution, or investment or securities accounts; provided that (i) such account is not a dedicated cash collateral account and is not subject to restrictions against access by the relevant Borrower or the relevant Subsidiary in excess of those set forth by the regulations promulgated by the FRB, and (ii) such account is not intended by any Borrower or any of their respective Subsidiaries to provide collateral to the depository institution with respect to otherwise unrelated obligations of any such Borrower or any such Subsidiary to such depository institution;

(m) Liens in favor of customs and revenue authorities or freight handlers or forwarders arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the Ordinary Course of Business;

(n) Liens solely on deposits, advances, contractual payments, including implementation allowances or escrows to or with landlords, customers or clients or in connection with insurance arrangements in the Ordinary Course of Business;

(o) Liens on specific tangible assets (including real estate, but not including inventory and other current assets) acquired in any Permitted Acquisitions after the date of this Agreement; provided, however, that, subject to limitations in Section 7.03(e), (i) such Liens existed at the time of such Permitted Acquisition and were not created in anticipation thereof, (ii) any such Lien does not by its terms cover any assets after the time of such Permitted Acquisition which were not covered immediately prior thereto, and (iii) any such Lien does not by its terms secure any Indebtedness other than Indebtedness existing immediately prior to the time of such Permitted Acquisition;

(p) Liens arising out of consignment or similar arrangements for the sale of goods or services entered into by any Borrower or any Subsidiary in the Ordinary Course of Business;

(q) Liens on assets of Foreign Subsidiaries securing Indebtedness of such Foreign Subsidiaries permitted by Section 7.03(j); and

(r) other Liens on assets (other than assets included in the Borrowing Base) securing Indebtedness in an aggregate amount at any time outstanding not exceeding $5,000,000; and

(s) any other Cash Collateral or other credit support provided to any L/C Issuer or Swing Line Lender in respect of a Defaulting Lender pursuant to Sections 2.03(a)(iii)(E), 2.03(a)(iii)(F) and Section 2.04(a).

7.02 Investments. Make any Investments, except:

(a) Investments existing as of the date hereof and listed on Schedule 7.02;

(b) Investments held by such Borrower or such Subsidiary in the form of Cash Equivalents;

(c) advances to officers, directors and employees of Borrowers and Subsidiaries for travel, entertainment, relocation and similar ordinary business purposes in an aggregate amount at any time outstanding not exceeding $500,000;

(d) Investments by (i) any Loan Party in any other Loan Party, (ii) any Non-Loan Party in any other Non-Loan Party, (iii) any Non-Loan Party in any Loan Party and (iv) any Loan Party in any Non-Loan Party provided that (A) any Investment in the form of a loan or advance shall be permitted only to the extent made in compliance with Section 7.03(i), (B) with respect to any Investment made pursuant to clause (d)(iii) or (d)(iv), no Default or Event of Default shall exist or would result from any such proposed Investment and (C) the aggregate amount of Investments made pursuant to clause (d)(iv) shall not exceed $10,000,000 at any time outstanding;

(e) receivables owing to any Borrower or any Subsidiary, if created or acquired in the Ordinary Course of Business and payable or dischargeable in accordance with customary trade terms (including the dating of receivables) of such Borrower or such Subsidiary;

(f) Investments (including debt obligations and equity securities) received by any Borrower or any Subsidiary in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the Ordinary Course of Business;

(g) Guarantees permitted by Section 7.03;

(h) Acquisitions which constitute Permitted Acquisitions;

(i) Investments constituting Swap Contracts permitted under Section 7.03(d);

(j) Investments by any Borrower consisting of obligations of one or more officers or employees of such Borrower or any of its Subsidiaries in connection with such officers’ or employees’ acquisition of such Borrower’s authorized shares of common stock, so long as no cash is actually advanced by such Borrower or any such Subsidiary to such officers or employees in connection with the acquisition of such obligations, in an aggregate amount at any time outstanding not exceeding $500,000;

(k) Investments consisting of advances by any Borrower or any Subsidiary in the form of a prepayment of expenses, so long as such expenses were incurred in the Ordinary Course of Business and are being paid in accordance with customary trade terms of such Borrower or such Subsidiary;

(l) Investments (other than Acquisitions), including Investments in Non-Loan Parties, so long as:

(i) the conditions in either clause (A) or (B) set forth immediately below shall have been satisfied at the time of such Investment:

(A) (I) at the time of such Investment and after giving effect thereto, Availability shall exceed the Threshold Amount (Level 1) on a pro forma basis (after giving effect to such Investment and all Loans funded in connection therewith) and no Default or Event of Default shall have occurred and be continuing;

(II) the Availability for the one-year period following the date of such Investment shall not be projected to be less than the Threshold Amount (Level 1) at any time, as demonstrated in the Investment Projections; and

(III) on a pro forma basis, as of the last day of the month most recently ended prior to the consummation of such Investment (after giving effect to such Investment and all Loans funded in connection therewith as if made on the first day of such period), the Fixed Charge Coverage Ratio shall be at least 1.1 to 1.0;

-or-

(B) (I) at the time of such Investment and after giving effect thereto, Availability shall exceed the Threshold Amount (Level 2) on a pro forma basis (after giving effect to such Investment and all Loans funded in connection therewith) and no Default or Event of Default shall have occurred and be continuing; and

(II) the Availability for the one-year period following the date of such Investment shall not be projected to be less than the Threshold Amount (Level 2) at any time, as demonstrated in the Investment Projections; and

(ii) Borrowers shall have delivered to the Administrative Agent, at least 10 Business Days prior to such Investment, in form and substance reasonably satisfactory to the Administrative Agent, a certificate of the chief financial officer of Pacer stating that: (A) the applicable conditions set forth in clause (i) above have been satisfied (attaching calculations thereof in detail reasonably satisfactory to the Administrative Agent); and (B) the Investment Projections are reasonable estimates of the future financial performance of Borrowers subsequent to the date thereof based upon the historical performance of Borrowers and the Investment to be made; and

(m) other Investments not exceeding $5,000,000 in the aggregate in any Fiscal Year of the Borrowers.

7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness outstanding on the date hereof and listed on Schedule 7.03 and any refinancings, refundings, renewals, reissuances or extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder; and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

(c) Guarantees of any Borrower or any Subsidiary in respect of Indebtedness otherwise permitted hereunder (subject to clause (j) below) of any Borrower or any Subsidiary;

(d) obligations (contingent or otherwise) of any Borrower or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the Ordinary Course of Business for the purpose of mitigating risks associated with liabilities, commitments, investments, assets, or Property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e) Indebtedness in respect of Capital Leases, Synthetic Lease Obligations, Permitted Acquired Debt and other purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i) and (o); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $15,000,000;

(f) Indebtedness of any Borrower or any Subsidiary which may be deemed to exist in connection with agreements providing for indemnification, purchase price adjustments and similar obligations in connection with acquisitions or sales of assets and/or businesses effected in accordance with the requirements of this Agreement (so long as such obligations are those of the Person making the respective acquisition or sale, and are not guaranteed by any other Person);

(g) Indebtedness with respect to performance bonds, surety bonds, appeal bonds or customs bonds required in the Ordinary Course of Business or in connection with the enforcement of rights or claims of any Borrower or any Subsidiary or in connection with judgments that do not result in a Default or Event of Default; provided that the aggregate outstanding amount of all such performance bonds, surety bonds, appeal bonds and customs bonds permitted by this subsection (g) shall not at any time exceed $5,000,000;

(h) Indebtedness of any Borrower or any Subsidiary arising in connection with the third-party financing of insurance premiums in the Ordinary Course of Business, so long as the aggregate amount of all such Indebtedness incurred pursuant to this clause (h) does not exceed $5,000,000 at any time outstanding;

(i) Indebtedness consisting of intercompany loans and advances by (i) any Loan Party to any other Loan Party, (ii) any Non-Loan Party to any other Non-Loan Party, (iii) any Non-Loan Party to any Loan Party and (iv) any Loan Party to any Non-Loan Party; provided that (A) any such loan or advance is permitted by Sections 7.02(d) or (l), (B) with respect to intercompany loans or advances made pursuant to clause (i)(iii) or (i)(iv), no Default or Event of Default shall exist or would result from any such proposed intercompany loan or advance, (C) with respect to intercompany loans or advances made pursuant to clause (i)(i), (i)(iii) or (i)(iv), at the time any such intercompany loan or advance is made and after giving effect thereto, each such borrower thereof shall be Solvent, (D) with respect to intercompany loans or advances made pursuant to clause (i)(i), (i)(iii) or (i)(iv), each such Loan Party or Subsidiary shall record such intercompany transactions on its books and records in a manner reasonably satisfactory to the Administrative Agent, (E) with respect to intercompany loans or advances made pursuant to clause (i)(i) or (i)(iv), any such loan or advance is evidenced by either the Global Intercompany Note or another promissory note (collectively, the “Intercompany Notes”) to evidence any such intercompany Indebtedness, which Intercompany Notes shall be in form and substance reasonably satisfactory to the Administrative Agent and shall be pledged and delivered to the Administrative Agent pursuant to the Collateral Documents as additional collateral security for the Secured Obligations and (F) with respect to intercompany loans or advances made pursuant to clause (i)(i) or (i)(iii), the obligations of each Loan Party shall be subordinated to the Secured Obligations of such Loan Party hereunder in a manner reasonably satisfactory to the Administrative Agent;

(j) Indebtedness of Foreign Subsidiaries owing to unrelated third-parties in an aggregate principal amount not to exceed $10,000,000 at any time outstanding; provided that such Indebtedness is not guaranteed by or otherwise recourse to any Loan Party or any Domestic Subsidiary except to the extent such guarantee or recourse arrangement constitutes an Investment permitted by Section 7.02(d) or (l); and

(k) other Indebtedness (including Indebtedness pursuant to any Subordinated Debt Documents) in an aggregate principal amount not to exceed $10,000,000 at any time outstanding, of which up to $5,000,000 may be secured pursuant to Section 7.01(r).

7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default or Event of Default exists or would result therefrom:

(a) any Borrower may merge with (i) any one or more other Borrowers, provided that any such merger involving Pacer shall result in Pacer being the surviving Person, or (ii) any other Person so long as (A) such Borrower shall be the continuing or surviving Person and (B) immediately prior to, and immediately after and giving effect thereto, no Default or Event of Default exists;

(b) any Subsidiary may merge into or consolidate with (i) any Borrower, provided that such Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Guarantor is merging with another Subsidiary, a Guarantor shall be the continuing or surviving Person;

(c) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to any Borrower or to another Subsidiary; provided that if the transferor in such a transaction is a Borrower or a Guarantor, then the transferee must either be a Borrower or a Guarantor; and

(d) any Borrower or any Subsidiary may make any Investment permitted by Section 7.02.

7.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition (including, without limitation, with respect to Chassis and Railcars, making the same available for interchange to or use by third parties), except:

(a) Dispositions constituting sales of obsolete, surplus or worn out Property or Property which any Borrower or any Subsidiary determines, in its reasonable business judgment, to be no longer useful or desirable, whether now owned or hereafter acquired, in the Ordinary Course of Business;

(b) Dispositions of assets in the Ordinary Course of Business; provided, for the avoidance of doubt, that Dispositions of Chassis and Railcars in the Ordinary Course of Business shall be limited to making the same available to third parties in accordance with the UIIA and the AAR Rules, respectively, in each case in the ordinary course of business of any Borrower, consistent with past practices and undertaken in good faith;

(c) Dispositions of Railcars and/or Chassis outside of the Ordinary Course of Business; provided that (i) after giving effect to any such Disposition the Total Outstandings shall not exceed the Borrowing Base, (ii) no Default or Event of Default shall have occurred and be continuing or would result from such Disposition and (iii) at the time of such Disposition and after giving effect thereto, Availability shall exceed $20,000,000;

(d) Dispositions of any Property to the extent that (i) such Property is exchanged for credit against the purchase price of similar replacement Property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement Property;

(e) Dispositions of Property by (i) any Loan Party to any other Loan Party, (ii) any Non-Loan Party to any other Non-Loan Party, (iii) any Non-Loan Party to any Loan Party and (iv) any Loan Party to any Non-Loan Party, in each case, constituting Investments permitted by Section 7.02(d) or (l);

(f) Dispositions permitted by Section 7.04;

(g) Dispositions which constitute Investments permitted by Section 7.02;

(h) Dispositions which constitute non-exclusive licenses of IP Rights in the Ordinary Course of Business;

(i) Dispositions (other than Dispositions of Railcars) by Borrowers and Subsidiaries of Property pursuant to sale-leaseback transactions, provided that (i) no Default or Event of Default shall have occurred and be continuing or would result from such Disposition and (ii) the book value of all Property so Disposed of shall not exceed (A) $10,000,000 in any Fiscal Year and (B) $25,000,000 from and after the Closing Date; and

(j) Dispositions by Borrowers and Subsidiaries not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition, no Default or Event of Default shall exist or would result from such Disposition and (ii) the aggregate book value of all Property Disposed of in reliance on this clause (i) in any Fiscal Year shall not exceed $5,000,000.

7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except that, so long as no Default or Event of Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a) each Subsidiary may make Restricted Payments to the Borrowers, the Guarantors and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) each Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c) any Borrower and any Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests;

(d) any Borrower may repurchase (i) stock of former employees, in an aggregate amount not to exceed $500,000 in any calendar year, (ii) stock deemed to occur upon exercise of stock options, warrants or other convertible securities to the extent the shares of such stock represent a portion of the exercise price of such options, warrants or convertible securities and (iii) restricted stock of any officer, in an aggregate amount not to exceed $1,000,000 in any calendar year, in connection with the vesting thereof so long as 100% of the proceeds thereof shall be used by such officer to make payment of taxes due upon the vesting of such restricted stock; and

(e) in addition to the foregoing Restricted Payments permitted under this Section 7.06, Pacer may (x) declare or pay cash dividends or distributions to its stockholders or other holders of Equity Interests in it and (y) purchase, redeem or otherwise acquire for cash Equity Interests issued by it; provided that, in the case of any declaration, payment, distribution, purchase, redemption or other acquisition (any of the foregoing, an “Equity Distribution”) so long as:

(i) the conditions in either clause (A) or (B) set forth immediately below shall have been satisfied as of the date of such Equity Distribution:

(A) (I) at the time of such Equity Distribution and after giving effect thereto, Availability shall exceed the Threshold Amount (Level 1) on a pro forma basis (after giving effect to such Equity Distribution and all Loans funded in connection therewith) and no Default or Event of Default shall have occurred and be continuing;

(II) the Availability for the one-year period following the date of such Equity Distribution shall not be projected to be less than the Threshold Amount (Level 1) at any time, as demonstrated in the Equity Distribution Projections; and

(III) on a pro forma basis, as of the last day of the month most recently ended prior to the consummation of such Equity Distribution (after giving effect to such Equity Distribution and all Loans funded in connection therewith as if made on the first day of such period), the Fixed Charge Coverage Ratio shall be at least 1.1 to 1.0;

-or-

(B) (I) at the time of such Equity Distribution and after giving effect thereto, Availability shall exceed the Threshold Amount (Level 2) on a pro forma basis (after giving effect to such Equity Distribution and all Loans funded in connection therewith) and no Default or Event of Default shall have occurred and be continuing; and

(II) the Availability for the one-year period following the date of such Equity Distribution shall not be projected to be less than the Threshold Amount (Level 2) at any time, as demonstrated in the Equity Distribution Projections; and

(ii) Borrowers shall have delivered to the Administrative Agent, at least 10 Business Days prior to such Equity Distribution, in form and substance reasonably satisfactory to the Administrative Agent, a certificate of the chief financial officer of Pacer stating that: (A) the applicable conditions set forth in clause (i) above have been satisfied (attaching calculations thereof in detail reasonably satisfactory to the Administrative Agent); and (B) the Equity Distribution Projections are reasonable estimates of the future financial performance of Borrowers subsequent to the date thereof based upon the historical performance of Borrowers.

7.07 Change in Nature of Business. Engage in any line of business other than a Permitted Business.

7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of any Borrower, whether or not in the Ordinary Course of Business, other than (i) any such transaction that is on fair and reasonable terms substantially no less favorable to such Borrower or such Subsidiary as would be obtainable by such Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, (ii) any such transaction between or among any Loan Parties and any such transaction between or among any Non-Loan Parties, and (iii) Restricted Payments permitted by Section 7.06.

7.09 Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that limits in any material respect the ability (a) of any Subsidiary to make Restricted Payments to any Borrower or any Guarantor or to otherwise transfer Property to any Borrower or any Guarantor, (b) of any Subsidiary to Guarantee the Indebtedness of the Borrowers or (c) of any Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens (other than Liens permitted under Section 7.01) on Property of such Person; provided, however, that the foregoing clauses (a), (b) and (c) shall not apply to Contractual Obligations which:

(a) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge relates to the Property financed by or the subject of such Indebtedness,

(b) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto;

(c) require the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person; or

(d) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Borrower or any Subsidiary.

7.10 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to (a) purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, in each case in violation of, or for a purpose which violates, or would be inconsistent with, Regulation T, U or X of the FRB, or (b) finance any Unfriendly Acquisition.

7.11 Subordinated Debt.

(a) Amend, modify, supplement, waive compliance with, or consent to noncompliance with any Subordinated Debt Document, unless the amendment, modification, supplement, waiver or consent (i) does not adversely affect any Borrower’s ability to pay and perform each of its Secured Obligations at the time and in the manner set forth herein and in the other Loan Documents and is not otherwise adverse to the Administrative Agent and the Lenders, and (ii) is not prohibited by the subordination provisions therein in favor of the Administrative Agent and the Lenders.

(b) Make any voluntary or optional payment or repayment on, redemption, exchange or acquisition for value of, or any sinking fund or similar payment with respect to, any Indebtedness governed by any Subordinated Debt Documents, except as permitted by the subordination provisions with respect thereto in favor of the Administrative Agent and the Lenders.

7.12 Financial Covenant. At any time during a Trigger Period (Financial Covenant), permit the Fixed Charge Coverage Ratio to be less than 1.10 to 1.0 as of the last day of each month (in each case computed for the 12 month period then ending).

7.13 [Reserved].

7.14 Amendments of Organization Documents. Amend any of its Organization Documents, except for such amendments or other modifications required by Law or that could not reasonably be considered to be adverse to the Administrative Agent or to the Lenders and fully disclosed to Administrative Agent.

7.15 Accounting Changes. Make any change in (a) accounting policies or reporting practices, except as required by GAAP, or (b) Fiscal Year.

7.16 Subsidiaries. Form or acquire any Subsidiary after the Closing Date except in accordance with Sections 6.12, 7.02 and 7.04.

ARTICLE VIII

COLLATERAL ADMINISTRATION

8.01 Borrowing Base Certificates.

(a) By the 20th day of each month, Borrowers shall deliver to the Administrative Agent (and the Administrative Agent shall promptly deliver same to Lenders) a Borrowing Base Certificate prepared as of the close of business of the previous month, with such weekly updates as the Administrative Agent may request; provided that during a Trigger Period (Reporting), Borrower Agent shall, by the fourth Business Day of each week, deliver to the Administrative Agent (and the Administrative Agent shall promptly deliver same to Lenders) a Borrowing Base Certificate prepared as of the close of business of the previous week; provided, further, that in no event shall ineligibles be required to be delivered more frequently than on a monthly basis (except upon the occurrence and during the continuance of an Event of Default, in which case reporting may be required more frequently than on a monthly basis). All calculations of Availability in any Borrowing Base Certificate shall originally be made by Borrower Agent and certified by a Responsible Officer of Borrower Agent, provided that the Administrative Agent may from time to time review and adjust any such calculation (a) to reflect its reasonable estimate of declines in value of any Collateral, due to collections received in the Dominion Account or otherwise; (b) to adjust advance rates to reflect changes in dilution, quality, mix and other factors affecting Collateral (a determination to be made by the Administrative Agent in its Permitted Discretion); and (c) to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Availability Reserve.

(b) Within 20 days after the end of each calendar month, Borrowers shall have delivered to the Administrative Agent, in form and detail satisfactory to the Administrative Agent and the Required Lenders, (i) a listing of each Borrower’s trade payables, specifying the trade creditor and balance due, a detailed listing of each Borrower’s accrued payables, a detailed trade payable aging and a listing of each Borrower’s outstanding checks; and (ii) a detailed aged trial balance of all Accounts as of the end of the preceding month, specifying each Account’s Account Debtor name, amount, invoice date and due date.

(c) Within 20 days after the end of each fiscal quarter, a certificate substantially in the form attached as Exhibit L, executed by the chief financial officer of Pacer setting forth the Average Quarterly Availability for such fiscal quarter and information reasonably satisfactory to Administrative Agent supporting the information set forth in such certificate.

8.02 Administration of Accounts.

(a) Records and Schedules of Accounts. Each Borrower shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to the Administrative Agent sales, collection, reconciliation and other reports in form reasonably satisfactory to the Administrative Agent, on such periodic basis as the Administrative Agent may reasonable request. Each Borrower shall also provide to the Administrative Agent, such addresses of Account Debtors, proofs of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as the Administrative Agent may reasonably request. If Accounts in an aggregate face amount of $2,500,000 or more owing to any single Account Debtor which constitute Eligible Accounts in the most recently delivered Borrowing Base Certificate cease to be Eligible Accounts (other than in connection with the payment thereof), then the Borrowers shall notify the Administrative Agent of such occurrence promptly (and in any event within three Business Days) after any Borrower has knowledge thereof.

(b) Taxes. If an Account of any Borrower includes a charge for any Taxes, the Administrative Agent is authorized, in its reasonable discretion, to pay the amount thereof to the proper taxing authority for the account of such Borrower and to charge Borrowers therefor; provided, however, that neither the Administrative Agent nor Lenders shall be liable for any Taxes that may be due from Borrowers or with respect to any Collateral.

(c) Account Verification. The Administrative Agent shall have the right at any time, in the name of the Administrative Agent, any designee of the Administrative Agent or any Borrower, to verify the validity, amount or any other matter relating to any Accounts of Borrowers by mail, telephone or otherwise; provided that so long as no Event of Default has occurred and is continuing, the Administrative Agent shall provide prior notice to the Borrower Agent that it is conducting such verifications. Borrowers shall cooperate fully with the Administrative Agent in an effort to facilitate and promptly conclude any such verification process.

(d) Cash Management System. The Borrowers shall maintain a cash management system which shall be reasonably acceptable to the Administrative Agent, and shall operate as follows:

(i) General. All funds held by Borrowers shall be deposited in one or more bank accounts or securities investment accounts, in form and substance reasonably satisfactory to Administrative Agent subject to the terms of the Security Agreements and applicable Control Agreements.

(ii) Maintenance of Dominion Account. Borrowers shall maintain one or more Dominion Accounts pursuant to lockbox or other arrangements reasonably acceptable to the Administrative Agent. Borrowers shall obtain an agreement (in form and substance reasonably satisfactory to the Administrative Agent) from each lockbox servicer and Dominion Account bank, establishing the Administrative Agent’s control over and Lien in the lockbox or Dominion Accounts, which may be exercised by the Administrative Agent during any Trigger Period (Cash Dominion), requiring immediate deposit of all remittances received in the lockbox to a Dominion Account and (unless otherwise agreed by the Administrative Agent in its sole discretion) waiving offset rights of such servicer or bank, except for customary administrative charges. If a Dominion Account is not maintained with Bank of America, the Administrative Agent may, during any Trigger Period (Cash Dominion), require immediate transfer of all funds in such account to a Dominion Account maintained with Bank of America. The Administrative Agent and Lenders assume no responsibility to Borrowers for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank. Reasonably promptly following the termination of any Trigger Period (Cash Dominion) and at the request of the Borrower Agent, the Administrative Agent shall execute and deliver, at the Borrowers’ sole expense, any certificates, notices or agreements as may be required in order to allow the Borrowers in their respective capacities as accountholders, to direct withdrawals and otherwise direct the operations of the Dominion Accounts in the manner permitted immediately prior to such Trigger Period (Cash Dominion).

(e) Proceeds of Collateral. Borrowers shall request in writing and otherwise take all necessary steps to ensure that all payments on Accounts or otherwise relating to Collateral are made directly to a Dominion Account (or a lockbox relating to a Dominion Account). If any Borrower or Subsidiary receives cash or Payment Items with respect to any Collateral, it shall hold same in trust for the Administrative Agent and promptly (not later than the next Business Day) deposit same into a Dominion Account.

8.03 Administration of Railcars and Chassis.

(a) Records and Schedules of Railcars and Chassis. Each Borrower shall keep accurate and complete records of its Railcars and Chassis, including kind, quality, quantity, cost, acquisitions and dispositions thereof, and shall submit to the Administrative Agent, monthly (concurrent with the delivery of each Borrowing Base Certificate) and on such additional periodic basis as the Administrative Agent may reasonably request, a current schedule thereof (including a description of all such Railcars and Chassis acquired or disposed of since the date of the last delivered schedule), in form reasonably satisfactory to the Administrative Agent. Promptly upon request, Borrowers shall deliver to the Administrative Agent evidence of their ownership or interests in any Railcars and Chassis.

(b) [Reserved].

(c) Condition of Railcars and Chassis. The Railcars and Chassis are in good operating condition and repair, and all necessary replacements and repairs have been made so that the value and operating efficiency of the Railcars and Chassis is preserved at all times, reasonable wear and tear excepted. Each Borrower shall ensure that the Railcars and Chassis are mechanically and structurally sound, and capable of performing the functions for which they were designed, in accordance with manufacturer specifications. No Borrower shall permit any Railcars or Chassis to become affixed to real Property.

(d) Equipment Appraisals.

(i) Borrowers shall cooperate fully with the Administrative Agent and its agents during all Equipment Appraisals, which shall be conducted at the discretion of the Administrative Agent. Costs and expenses in connection with Equipment Appraisals shall be borne by the Borrowers in accordance with Section 6.10(b).

(ii) Borrowers shall notify the Administrative Agent promptly of any event or circumstance which, to any Borrower’s knowledge, would result in any Railcars or Chassis of any Borrower having a Value of $200,000 or more no longer constituting Eligible Equipment.

8.04 Administration of Deposit Accounts. Schedule 8.04 sets forth all Deposit Accounts maintained by Borrowers, including all Dominion Accounts. Each Borrower shall take all actions necessary to establish the Administrative Agent’s control of each such Deposit Account (other than an account exclusively used for payroll, payroll taxes or employee benefits, or an account that individually contains not more than $100,000 (or the Dollar Equivalent thereof) but only to the extent that all such accounts containing not more than $100,000 (or the Dollar Equivalent thereof) contain an aggregate amount of not more than of $500,000 (or the Dollar Equivalent thereof)). Each Borrower shall be the sole account holder of each Deposit Account and shall not allow any other Person (other than the Administrative Agent) to have control over a Deposit Account or any Property deposited therein. Borrowers shall not establish any Deposit Accounts after the Closing Date, unless such Borrower has complied in full with the provisions of Section 8.02(d) and this Section 8.04 with respect to such Deposit Accounts. Each Borrower shall promptly notify the Administrative Agent of any opening or closing of a Deposit Account and, with the consent of the Administrative Agent, will amend Schedule 8.04 to reflect same.

8.05 Administration of Assigned Contracts. Each Borrower shall fully perform all of its obligations under each of the Assigned Contracts to which it is a party, and shall enforce all of its rights and remedies thereunder, in each case, as it deems appropriate in its business judgment. Without limiting the generality of the foregoing, each Borrower shall take all action necessary or appropriate in the exercise of its business judgment to permit, and shall not take any action which would have any materially adverse effect upon, the full enforcement of all indemnification rights under its Assigned Contracts. Borrower Agent shall notify the Administrative Agent in writing, promptly after any Borrower becomes aware thereof, of any event or fact which could give rise to a material claim by it for indemnification under any of its Assigned Contracts, and shall (consistent with the exercise of its business judgment) diligently pursue such right and report to the Administrative Agent on all further material developments with respect thereto. During any Trigger Period (Cash Dominion), each Borrower shall deposit into the Main Dominion Account or remit directly to the Administrative Agent for application to the Secured Obligations in accordance with Section 2.14, all amounts received by such Borrower as indemnification or otherwise pursuant to its Assigned Contracts. If any Borrower shall fail after the Administrative Agent’s demand to pursue diligently any right under its Assigned Contracts, or if an Event of Default has occurred and is continuing, the Administrative Agent may, and at the direction of the Required Lenders shall, directly enforce such right in its own or such Borrower’s name and may enter into such settlements or other agreements with respect thereto as the Administrative Agent or the Required Lenders, as applicable, shall determine. In any suit, proceeding or action brought by the Administrative Agent for the benefit of the Lenders under any Assigned Contract for any sum owing thereunder or to enforce any provision thereof, the Borrowers shall indemnify and hold the Administrative Agent and Lenders harmless from and against all expense, loss or damage suffered by reason of any defense, setoff, counterclaims, recoupment, or reduction of liability whatsoever of the obligor thereunder arising out of a breach by any Borrower of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing from any Borrower to or in favor of such obligor or its successors. All such obligations of the Borrowers shall be and remain enforceable only against the Borrowers and shall not be enforceable against the Administrative Agent or the Lenders. Notwithstanding any provision hereof to the contrary, each Borrower shall at all times remain liable to observe and perform all of its duties and obligations under its Assigned Contracts, and the Administrative Agent’s or any Lender’s exercise of any of their respective rights with respect to the Collateral shall not release any such Borrower from any of such duties and obligations. Neither the Administrative Agent nor any Lender shall be obligated to perform or fulfill any Borrower’s duties or obligations under its Assigned Contracts or to make any payment thereunder, or to make any inquiry as to the nature or sufficiency of any payment or Property received by it thereunder or the sufficiency of performance by any party thereunder, or to present or file any claim, or to take any action to collect or enforce any performance, any payment of any amounts, or any delivery of any Property.

8.06 General Provisions.

(a) Location of Collateral. All tangible items of Collateral (other than (i) Inventory in transit, (ii) Railcars that are made available to third parties in accordance with the AAR Rules in the ordinary course of business of any Borrower, consistent with past practices and undertaken in good faith, (iii) Chassis that are interchanged to or in use by Motor Carriers (as defined in the UIIA) in accordance with the UIIA and (iv) vehicles, trailers and containers owned by any Borrower used in the ordinary course of business, consistent with past practices and undertaken in good faith), shall at all times be kept by Borrowers at the business locations (including rail yards, rail ramps or other container terminal operation locations, with respect to Chassis) set forth in Schedule 8.06(a) (including identification of any location at which Chassis shall be stored when such Chassis are not interchanged to or in use by Motor Carriers (as defined in the UIIA) in accordance with the UIIA), except that Borrowers may (a) make sales or other Dispositions of Collateral in accordance with Section 7.05; and (b) move Collateral to another location in the United States; provided that such locations shall be notified to the Administrative Agent in accordance with Section 6.03(i) and the terms of the Security Agreement.

(b) Insurance and Condemnation Proceeds.

(i) While no Event of Default exists, Borrowers may settle, adjust or compromise any insurance claim, as long as the proceeds are delivered to the Administrative Agent as provided herein. If an Event of Default exists, only the Administrative Agent shall be authorized to settle, adjust and compromise such claims.

(ii) Any proceeds of insurance and any awards arising from condemnation of any Collateral in excess of $500,000 in the aggregate shall be paid to the Administrative Agent and, subject to Section 8.06(b)(iii), such insurance proceeds or condemnation awards (other than proceeds from workers’ compensation insurance and D&O insurance or property insurance on any leased equipment other than equipment leased pursuant to a Capital Lease or Synthetic Lease) shall be applied in accordance with Section 2.06(f).

(iii) If requested by Borrowers in writing within 15 days after the Administrative Agent’s receipt of any insurance proceeds or condemnation awards relating to any loss or destruction of Railcars or Chassis, Borrowers may use such proceeds or awards to repair or replace such Railcars and Chassis (and until so used, the proceeds shall be held by the Administrative Agent as Cash Collateral) as long as (i) no Default or Event of Default exists; (ii) such repair or replacement is promptly undertaken and concluded, in accordance with plans reasonably satisfactory to the Administrative Agent; (iii) such repaired or replacement Railcars or Chassis used or useful in the operation of the business of the Borrowers and are of equal or greater value; and (iv) such Railcars or Chassis are free of Liens.

(c) Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by the Administrative Agent to any Person to realize upon any Collateral, shall be borne and paid by Borrowers. The Administrative Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in the Administrative Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Borrowers’ sole risk.

(d) Defense of Title to Collateral. Each Borrower shall at all times defend its title to Collateral and the Administrative Agent’s Liens therein against all Persons, claims and demands whatsoever, except Liens permitted by Section 7.01.

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

9.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. Any Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within three Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee or other amount payable hereunder or under any other Loan Document hereunder; or

(b) Specific Covenants. Any Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.01(a) through (c), Section 6.02(a), Section 6.03(a) through (d), (i), or (j), Section 6.05, Section 6.07, Section 6.10 or Section 6.11 or Article VII; Sections 8.01, Sections 8.02(d), Section 8.03(d), or Section 8.04.

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of (i) any Borrower having Actual Knowledge thereof, and (ii) the receipt by the Borrower Agent of notice from the Administrative Agent or any Lender thereof;

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith (i) if not qualified by materiality, shall be incorrect or misleading in any material respect when made or deemed made, or (ii) if qualified by materiality, shall be incorrect or misleading when made or deemed made; or

(e) Cross-Default. (i) Any Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount (EOD), or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or Cash Collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which any Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which any Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount (EOD); or

(f) Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its Property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its Property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Borrower or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the Property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) Judgments. There is entered against any Borrower or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (EOD) (to the extent not covered by independent third-party insurance), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 60 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan, Foreign Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC or with respect to a Foreign Plan under foreign law in an aggregate amount in excess of the Threshold Amount (EOD), or (ii) any Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount (EOD); or

(j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Secured Obligations, ceases to be in full force and effect (other than as a result of any action taken or omitted to be taken by the Administrative Agent or any Lender); or any Loan Party or any other Person (other than the Administrative Agent or any Lender) contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k) Impairment of Security, etc. Any Collateral Document or any Lien granted thereunder shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Loan Party thereto; any Loan Party or any other Person (other than the Administrative Agent or any Lender) shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability; or, except as permitted under any Loan Document, any Lien securing any Secured Obligation shall, in whole or in part, cease to be a valid, perfected, first priority Lien, subject to no other Liens (other than as expressly permitted by the Collateral Documents or as a result of any action taken or omitted to be taken by the Administrative Agent or any Lender), securing the Secured Obligations; or

(l) Change of Control. There occurs any Change of Control.

9.02 Remedies Upon Event of Default.

(a) If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(i) declare the commitment of each Lender to make Loans and any obligation of an L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(ii) make any adjustment to the Borrowing Base which results in a reduction of the Borrowing Base amount;

(iii) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(iv) require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof) or Bank Product Obligations (in an amount equal the Bank Product Amount outstanding at such time); and

(v) exercise on behalf of itself, the Lenders and the L/C Issuers all rights and remedies available to it, the Lenders and the L/C Issuers under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code, the obligation of each Lender to make Loans and any obligation of an L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

9.03 Application of Funds. After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Secured Obligations shall, subject to the provisions of Section 2.22 and 2.23 be applied by the Administrative Agent, the L/C Issuers and the Lenders in the following order:

First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuers (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuers (including fees and time charges for attorneys who may be employees of any Lender or any L/C Issuer) and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Secured Obligations, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans and L/C Borrowings and Swap Obligations to the extent of the Bank Product Reserves therefor, ratably among the Lenders, L/C Issuers and the Swap Obligation Providers in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the respective L/C Issuers, to Cash Collateralize that portion of L/C Obligations consisting of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrowers pursuant to Section 2.03 and 2.22;

Sixth, to payment of other Secured Obligations, ratably among Administrative Agent, the L/C Issuers and the Lenders in proportion to the respective amounts described in this clause Sixth held by them;

Seventh, to payment of Bank Product Obligations (other than amounts paid pursuant to clause Fourth above), ratably among the providers of Bank Products (including, without limitation, FX/Cash Management Obligation Providers and the Swap Obligation Providers) in proportion to the respective amounts described in this clause Seventh held by them; and

Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.22 amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Secured Obligations, if any, in the order set forth above. Amounts distributed with respect to any Bank Product Obligations shall be the lesser of (a) the applicable Bank Product Amount last reported to the Administrative Agent and (b) the actual Bank Product Obligations as calculated by the methodology reported to the Administrative Agent for determining the amount due. The Administrative Agent shall have no obligation to calculate the amount to be distributed with respect to any Bank Product Obligations, but may rely upon written notice of the amount (setting forth a reasonably detailed calculation) from the Secured Party. In the absence of such notice, the Administrative Agent may assume the amount to be distributed is the Bank Product Amount last reported to it.

ARTICLE X

ADMINISTRATIVE AGENT

10.01 Appointment and Authority. Each of the Lenders and the L/C Issuers hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and neither any Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

10.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, provide Bank Products to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower Agent, a Lender or an L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.04 Agreements Regarding Collateral and Field Examination Reports.

(a) Care of Collateral. None of the Administrative Agent or any Lender shall have any obligation whatsoever to any Lenders to assure that any Collateral exists or is owned by a Borrower, or is cared for, protected, insured or encumbered, nor to assure that the Administrative Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.

(b) Possession of Collateral. The Administrative Agent and Lenders appoint each Lender as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in any Collateral held or controlled by such Lender, to the extent such Liens are perfected by possession or control. If any Lender obtains possession or control of any Collateral, it shall notify the Administrative Agent thereof and, promptly upon the Administrative Agent’s request, deliver such Collateral to the Administrative Agent or otherwise deal with it in accordance with the Administrative Agent’s instructions.

(c) Reports. The Administrative Agent shall promptly forward to each Lender, when complete, copies of any field audit or examination report or Equipment Appraisal, in each case prepared by or for Agent with respect to any Loan Party or Collateral (“Report”). Each Lender agrees (a) that neither Bank of America nor the Administrative Agent makes any representation or warranty as to the accuracy or completeness of any Report, and shall not be liable for any information contained in or omitted from any Report; (b) that the Reports are not intended to be comprehensive audits or examinations, and that the Administrative Agent or any other Person performing any audit or examination will inspect only specific information regarding Secured Obligations or the Collateral and will rely significantly upon Borrowers’ books and records as well as upon representations of Borrowers’ officers and employees; and (c) to keep all Reports confidential and strictly for such Lender’s internal use, and not to distribute any Report (or the contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants) or use any Report in any manner other than administration of the Loans and other Secured Obligations. Each Lender agrees to indemnify and hold harmless the Administrative Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Report, as well as from any Claims arising as a direct or indirect result of the Administrative Agent furnishing a Report to such Lender.

10.05 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.06 Indemnification of Agent Indemnitees. EACH LENDER SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY LOAN PARTIES (BUT WITHOUT LIMITING THE INDEMNIFICATION OBLIGATIONS OF LOAN PARTIES UNDER ANY LOAN DOCUMENTS), ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY AGENT INDEMNITEE, PROVIDED THE CLAIM RELATES TO OR ARISES FROM AN AGENT INDEMNITEE ACTING AS OR FOR ADMINISTRATIVE AGENT (IN ITS CAPACITY AS ADMINISTRATIVE AGENT); provided, however, that no Lender shall be liable for the payment to the Agent Indemnitees of any portion of such Claims resulting solely from such Person’s gross negligence or willful misconduct. In the Administrative Agent’s discretion, it may reserve for any such Claims made against an Agent Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Lenders. If the Administrative Agent is sued by any receiver, bankruptcy trustee, debtor-in-possession or other Person for any alleged preference or fraudulent transfer, then any monies paid by the Administrative Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to the Administrative Agent by each Lender to the extent of its pro rata share.

10.07 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

10.08 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrower Agent. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrowers (not to be unreasonably withheld or delayed) unless an Event of Default has occurred and is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower Agent and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuers directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as an L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

10.09 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.10 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Sole Book Manager, Arranger, Syndication Agent or Co-Documentation Agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder.

10.11 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(i) and (j), 2.12 and 11.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other Property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuers to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.12 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or any L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer in any such proceeding.

10.12 Collateral and Guaranty Matters. The Lenders and the L/C Issuers irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any Property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and Full Payment of the Secured Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is the subject of a Disposition which Borrowers certify in writing to the Administrative Agent is permitted under this Agreement or a Lien which Borrowers certify is permitted under this Agreement to be entitled to priority over the Administrative Agent’s Liens (and the Administrative Agent may rely conclusively on any such certificate without further inquiry), or (iii) subject to Section 11.01, if approved, authorized or ratified in writing by the Required Lenders;

(b) to subordinate any Lien on any Property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such Property that is permitted by Section 7.01(i); and

(c) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of Property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 10.12.

10.13 Withholding. To the extent required by Applicable Law, the Administrative Agent may withhold from any payment to any Lender, L/C Issuer or other Person receiving payment under the Loan Documents an amount equivalent to any applicable withholding tax. If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender, L/C Issuer or other Person receiving payment under the Loan Documents because such Lender, L/C Issuer or other Person failed to notify the Administrative Agent that withholding on payments was required, including, without limitation, because of a change in circumstances which rendered an exemption from or reduction of withholding Tax ineffective or for any other reason, such Lender or L/C Issuer shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses incurred.

ARTICLE XI

MISCELLANEOUS

11.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrowers or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment (including mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(e) change Section 2.17(a), 2.18 or 9.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;

(g) release (i) all or substantially all of the value of the Guaranty or (ii) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender, except to the extent the release of any Loan Party is permitted pursuant to Section 10.12 (in which case such release may be made by the Administrative Agent acting alone); or

(h) (i) amend the definition of Borrowing Base (or any defined term used in such definition) to the extent that any such change results in more credit being made available to the Borrowers based upon the Borrowing Base or (ii) increase any advance rate, without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the applicable L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder(and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

11.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrowers, the Administrative Agent, the L/C Issuers or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent and the sender receives confirmation of transmission from the sending telecopier (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower Agent may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A

PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Borrower, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower Agent, the Administrative Agent, the L/C Issuers and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower Agent, the Administrative Agent, the L/C Issuers and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrowers or their securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent, L/C Issuers and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Each Borrower shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03 No Waiver; Cumulative Remedies. No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any L/C Issuers in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any L/C Issuer), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or any L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided, so long as there is no conflict of interest between the Lenders and/or the L/C Issuers, the reimbursement of outside attorneys’ fees and costs shall be limited to the cost of one counsel for the Administrative Agent and an additional counsel for the Lenders and the L/C Issuers. The foregoing costs and expenses shall include (i) all search, filing, and recording charges, and fees and taxes related thereto, (ii) other reasonable out-of-pocket expenses incurred by the Administrative Agent and each Related Party thereof arising with respect to or in connection with creating and perfecting Liens in favor of the Administrative Agent, for the benefit of Secured Parties pursuant hereto or otherwise relating to the Collateral, including the reasonable fees, expenses and disbursements of counsel to the Administrative Agent and of counsel providing any opinions that the Administrative Agent or Required Lenders may request in respect of Collateral or the Liens created pursuant to the Collateral Documents, and (iii) all the reasonable costs and expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by the Administrative Agent and its counsel) in connection with the custody or preservation of any of the Collateral.

(b) Indemnification by the Borrowers. Each Borrower shall indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, obligations, penalties, judgments, proceedings, interest, costs and expenses of any kind (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Agent Indemnitees only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) the existence or perfection of any Liens, or realization upon any Collateral, (iv) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of their respective Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of their respective Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation, arbitration or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, obligations, penalties, judgments, proceedings, interest, costs or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that the Borrowers for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or such L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or an L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.17(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section 11.04 shall survive the resignation of the Administrative Agent, the L/C Issuers and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Secured Obligations.

11.05 Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share

(without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Secured Obligations and the termination of this Agreement.

11.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 11.06 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower Agent otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and as may be reflected in the definition of Eligible Assignee and, in addition:

(A) the consent of the applicable L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit of such L/C Issuer (whether or not then outstanding); and

(B) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Borrowers. No such assignment shall be made (A) to any Borrower or any of the Borrowers’ Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower Agent and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or any Borrower or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. Subject to subsection (e) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower Agent is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time the Swing Line Lender (in its capacity as Lender) or any L/C Issuer (in its capacity as Lender) assigns all of its Commitment and Loans pursuant to subsection (b) above, (i) such L/C Issuer may, upon 30 days’ notice to the Borrower Agent and the Lenders, resign as an L/C Issuer and/or (ii) the Swing Line Lender may, upon 30 days’ notice to the Borrower Agent, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, as the case may be, the Borrowers shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender, as the case may be, hereunder; provided, however, that no failure by the Borrowers to appoint any such successor shall affect the resignation of such L/C Issuer or the Swing Line Lender, as the case may be. If any L/C Issuer resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as the L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If the Swing Line Lender resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of such L/C Issuer with respect to such Letters of Credit.

11.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives in each case which or who have a need to know such Information (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and will be advised to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.19(c) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (g) with the consent of the Borrowers or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuers or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers.

For purposes of this Section, “Information” means all information received from any Borrower or any Subsidiary relating to any Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by any Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning a Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle and keep confidential such material non-public information in accordance with Applicable Law, including United States Federal and state securities Laws.

11.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of any Borrower or any other Loan Party against any and all of the obligations of such Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer, irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or such L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each Lender and each L/C Issuer agrees to notify the Borrower Agent and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic copy (in “PDF”) shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13 Replacement of Lenders. (i) If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (ii) if any Lender is a Defaulting Lender or (iii) if any Lender fails to give its consent to any amendment, waiver or action for which consent of all Lenders was required and Required Lenders consented, then the Borrower Agent may, at the Borrowers’ sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);

(b) such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with Applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply. The Administrative Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment and Acceptance if the Lender fails to execute same.

11.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16 California Judicial Reference. If any action or proceeding is filed in a court of the State of California by or against any party hereto in connection with any of the transactions contemplated by this Agreement or any other Loan Document, (a) the court shall, and is hereby directed to, make a general reference pursuant to California Code of Civil Procedure Section 638 to a referee (who shall be a single active or retired judge) to hear and determine all of the issues in such action or proceeding (whether of fact or of law) and to report a statement of decision, provided that at the option of any party to such proceeding, any such issues pertaining to a “provisional remedy” as defined in California Code of Civil Procedure Section 1281.8 shall be heard and determined by the court, and (b) without limiting the generality of Section 11.04, the Borrowers shall be solely responsible to pay all fees and expenses of any referee appointed in such action or proceeding.

11.17 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arranger are arm’s-length commercial transactions among each Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Arranger, on the other hand, (B) each Borrower and each other Loan Party have consulted their own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and the Arranger, each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor the Arranger has any obligation to any Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interests to any Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each Borrower (for itself and on behalf of the other Loan Parties) hereby waives and releases any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.18 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrowers in accordance with the Act.

11.19 Time of the Essence. Time is of the essence of the Loan Documents.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWERS:

PACER INTERNATIONAL, INC.

INTERMODAL CONTAINER SERVICE, INC. (D/B/A HARBOR RAIL TRANSPORT)

MANUFACTURERS CONSOLIDATION SERVICE OF CANADA, INC.

PACER CARTAGE, INC.

PACER CONTAINER LINE INC.

PACER TRANSPORTATION SOLUTIONS, INC.

PACER STACKTRAIN, INC.

PACER TRANSPORT, INC.

RAIL TO RAIL TRANSPORT, INC.

S & H TRANSPORT, INC.

PACER SERVICES, INC.

By:	/s/ Paul Smith
Name:	Paul Smith
Title:	Treasurer

CTP LEASING, INC.

By:	/s/ Paul Smith
Name:	Paul Smith
Title:	President

Pacer International, Inc.

Second Amended and Restated Credit Agreement

Signature Pages

OCEAN WORLD LINES, INC.

RF INTERNATIONAL, LTD.

S & H LEASING, INC.

OWL AIR, INC.

By:	/s/ Paul Smith
Name:	Paul Smith
Title:	Assistant Treasurer

PACER DISTRIBUTION SERVICES, INC

PDS TRUCKING, INC.

By:	/s/ Kent Prokop
Name:	Kent Prokop
Title:	President

Pacer International, Inc.

Second Amended and Restated Credit Agreement

Signature Pages

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ William DiCicco
Name:	William DiCicco
Title:	Assistant Vice President

Pacer International, Inc.

Second Amended and Restated Credit Agreement

Signature Pages

BANK OF AMERICA, N.A., as a Lender, as an L/C Issuer and as Swing Line Lender

By:	/s/ William DiCicco
Name:	William DiCicco
Title:	Assistant Vice President

Pacer International, Inc.

Second Amended and Restated Credit Agreement

Signature Pages

WELLS FARGO CAPITAL FINANCE, LLC, as a Lender and an L/C Issuer

By:	/s/ S. N. Thomas
Name:	S. N. Thomas
Title:	Vice President

Pacer International, Inc.

Second Amended and Restated Credit Agreement

Signature Pages